Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among:

CATALENT PHARMA SOLUTIONS, INC.,

CATALENT BOSTON, INC.

AND

JUNIPER PHARMACEUTICALS, INC.

Dated as of July 2, 2018

The Agreement and Plan of Merger (the “Agreement”) contains representations, warranties and covenants that were made only for purposes of the Agreement and as of specific dates; were solely for the benefit of the parties to the Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the parties to the Agreement, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Agreement, which subsequent information may or may not be fully reflected in public disclosures by the parties.

ii

Annex I	Offer Conditions
Exhibit A	Certificate of Incorporation of Surviving Corporation
Exhibit B	Bylaws of Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 2, 2018, by and among: CATALENT PHARMA SOLUTIONS, INC., a Delaware corporation (“Parent”); CATALENT BOSTON, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); and JUNIPER PHARMACEUTICALS, INC., a Delaware corporation (the “Company”).

RECITALS

A. The Company’s outstanding capital stock consists of shares of common stock, par value $0.01 per share (“Company Common Stock”).

B. Upon the terms and subject to the conditions of this Agreement (as defined below), Parent has agreed to cause Merger Sub to commence a cash tender offer (as it may be extended or amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the issued and outstanding shares of Company Common Stock for $11.50 per share of Company Common Stock (such amount, or any different amount per share paid pursuant to the Offer to the extent permitted under this Agreement, the “Offer Price”), net to the seller in cash, without interest, and reduced by the amount of any withholding that is required under applicable Tax Law, in accordance with Section 3.11.

C. As soon as practicable following the consummation of the Offer, upon the terms and conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger”) with the Company as the surviving corporation (the “Surviving Corporation”), whereby each share (except as otherwise provided herein) of Company Common Stock not owned directly or indirectly by Parent, Merger Sub or the Company will be converted into the right to receive the Offer Price, net to the seller in cash, without interest, and reduced by the amount of any withholding that is required under applicable Tax Law, in accordance with Section 3.11, upon the terms and subject to the conditions of this Agreement.

D. The parties acknowledge and agree that the Merger will be effected under Section 251(h) of the DGCL and will be effected as soon as practicable following the consummation of the Offer and subject to the terms of this Agreement.

E. The Board of Directors of the Company (the “Company Board”) has, on the terms and subject to the conditions set forth herein, (i) approved and declared advisable this Agreement and transactions contemplated hereby, including, the Offer and the Merger, (ii) determined that the transactions contemplated by this Agreement, including, the Offer and the Merger, are in the best interests of the Company and its stockholders, (iii) agreed that this Agreement will be effected under Section 251(h) of the DGCL and (iv) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock to Merger Sub pursuant to the Offer.

F. The Board of Directors of Parent has, on the terms and subject to the conditions set forth herein, (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (ii) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are in the best interests of Parent and its stockholder.

G. The Board of Directors of Merger Sub has, on the terms and subject to the conditions set forth herein, approved and declared advisable and in the best interests of Merger Sub and its stockholder this Agreement, the Offer, the Merger and the transactions contemplated hereby.

AGREEMENT

In view of the circumstances recited above, and subject to the terms and conditions set forth below, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1. Definitions.

(a) As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not less restrictive in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement. Notwithstanding the foregoing, a Person who has previously entered into a confidentiality agreement with the Company relating to a purchase of, or business combination with, the Company shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement.

“Acceptance Time” means the first time, if any, when Merger Sub irrevocably accepts for payment any Company Common Stock tendered pursuant to the Offer.

“Acquired Company Worker” means, other than any Employee, any director or other individual who is located in or a resident of the United Kingdom and engaged by any Acquired Company pursuant to a contract to do or perform personally any work or services for any Acquired Company where such Acquired Company is not, by virtue of such contract, a client or customer of any profession or business carried on by such director or other individual.

“Acquired Companies” means the Company and each of its Subsidiaries, collectively.

“Acquisition Inquiry” means an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by or on behalf of Parent or any of its Subsidiaries or any of their respective officers and directors) that could reasonably be expected to result in an Acquisition Proposal.

“Acquisition Proposal” means any proposal or offer relating to (i) the acquisition of twenty percent (20%) or more of any class of the equity interests in the Company (by vote or by value) by any Third Party, (ii) any merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, equity investment, joint venture, liquidation, dissolution or other transaction that would result in any Third Party acquiring assets (including capital stock of or interest in any Subsidiary or any Affiliate of the Company) representing, directly or indirectly, twenty percent (20%) or more of the net revenues, net income or assets of the Acquired Companies, taken as a whole, (iii) the acquisition (whether by merger, consolidation, equity investment, share exchange, joint venture or otherwise) by any Third Party, directly or indirectly, of any class of equity interest in any entity that holds assets representing, directly or indirectly, twenty percent (20%) or more of the net revenues, net income or assets of the Acquired Companies, taken as a whole, (iv) any tender offer or exchange offer, as such terms are defined under the Exchange Act, that, if consummated, would result in any Third Party beneficially owning twenty (20%) or more of the outstanding shares of Company Common Stock (or instruments convertible to or exchangeable for twenty percent (20%) or more of such outstanding shares of Company Common Stock), (v) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity of such transaction or (vi) any combination of the foregoing.

“ADA” means the Americans with Disabilities Act.

“ADEA” means the Age Discrimination in Employment Act, as amended by the Older Worker Benefits Protection Act.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement and Plan of Merger, together with Annex I, as such Agreement and Plan of Merger (including Annex I) may be amended from time to time.

“Antitrust Law” means any applicable federal, state, local or foreign antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Laws, regulations or Orders.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by Law or executive order to be closed.

“Code” means the Internal Revenue Code of 1986.

“Company Associate” means any current employee and any other individual who is an officer or a director of any of the Acquired Companies.

“Company Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject thereto), and each other stock bonus, stock purchase,

stock option, restricted stock, stock appreciation right or other equity or equity-based, deferred-compensation, employment, consulting, retirement, post-employment benefit, savings, profit-sharing, medical, dental, vision, prescription drug, disability insurance, death, life and accidental death and dismemberment insurance, employee assistance, welfare-benefit, bonus, incentive, commission, change in control, retention, severance, separation, termination, vacation, sick, paid time off, fringe benefit, perquisite or other benefit or compensation plan, policy, program, contract, arrangement or agreement, in each case whether written or unwritten, that is sponsored, maintained or contributed to, or required to be contributed to, by the Acquired Companies in respect of any current or former employee, officer, director, or consultant of any of the Acquired Companies or with respect to which any Acquired Company has any liability.

“Company Bylaws” means the Amended and Restated Bylaws of the Company, as in effect as of the date hereof, including any amendments.

“Company Certificate of Incorporation” means the Company’s Restated Certificate of Incorporation as in effect as of the date hereof, including any amendments.

“Company Compensatory Award” means each Company Option and Company RSU.

“Company Contract” means any Contract to which any of the Acquired Companies is a party.

“Company Disclosure Schedule” means the Company Disclosure Schedule dated the date hereof and delivered by the Company to Parent prior to the execution of this Agreement.

“Company Equity Incentive Plans” means the Juniper Pharmaceuticals, Inc. Amended and Restated 2015 Long Term Incentive Plan and the Juniper Pharmaceuticals, Inc. Amended and Restated 2008 Long-Term Incentive Plan.

“Company Financial Statements” means all of the financial statements of the Acquired Companies included in the Company SEC Documents, including all amendments and restatements to any financial statements of the Acquired Companies.

“Company Inbound License” means any Company Contract pursuant to which any Intellectual Property of another Person that is licensed to any Acquired Company, in each case, other than (i) agreements between any Acquired Company and its employees or consultants, (ii) non-customized agreements for any third-party commercially available services or non-customized commercially available software, and (iii) non-disclosure agreements entered into in the ordinary course of business.

“Company Material Adverse Effect” means, any Effect that, individually or in the aggregate with all other Effects, (1) had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Acquired Companies taken as a whole, or (2) would reasonably be expected to prevent or materially delay or materially impair the performance of the transactions contemplated by this Agreement or the consummation of the Merger or the other transactions contemplated by the Transaction Documents; provided that in no event shall any of the following, alone or in combination, or any Effect to the extent any of the foregoing results from any of the following, be taken into account in determining whether there shall have occurred a Company Material Adverse Effect: (i) changes in the Company’s stock price or trading volume, in and of itself, (ii) any failure by the Company to meet, or changes to, published revenue, earnings or other financial projections, or any failure by the Company to meet any internal budgets, plans or forecasts of revenue, earnings or other financial projections, in and of itself (provided that the exception in this clause (ii) and in clause (i) shall not in any way prevent or otherwise affect a determination that any Effect underlying such failures has resulted in, or contributed to, a Company Material Adverse Effect), (iii) general business, economic or political conditions in the United States or any other country or region in the world (including the decision by the United Kingdom to leave the European Union), or changes therein, (iv) changes in conditions in the financial, credit, banking, capital or currency markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (v) changes in general conditions in an industry in which the Acquired Companies operate or in any specific jurisdiction or geographical area in the United States or elsewhere in the world, (vi) acts of hostilities, war, sabotage or terrorism (including any outbreak, escalation or general worsening of any such acts of hostilities, war, sabotage or terrorism) in the United States or any other country or region in the world, (vii) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters or acts of God or weather conditions in the United States or any other country or region in the world, or any escalation of the foregoing, (viii) the execution or announcement of this Agreement or the pendency or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Acquired Companies with employees, customers, investors, contractors, lenders, suppliers, vendors, partners or other Third Parties related thereto, (ix) (A) any action taken, or failure to take action, in each case to which Parent has in writing approved, consented to or requested, (B) any action taken in compliance with the terms of, or the taking of any action required by this Agreement or (C) the failure to take any action prohibited by this Agreement, (x) changes in Law (or the enforcement or interpretation thereof), (xi) changes or proposed changes in GAAP or other accounting standards (or the enforcement or interpretation thereof), (xii) any Transaction Litigation or any demand or Legal Proceeding for appraisal or the fair value of any shares of Company Common Stock pursuant to the DGCL in connection herewith; and (xiii) any matters expressly set forth in the Company Disclosure Schedule; provided that, for purposes of this clause (xiii), the mere inclusion of a list of items such as Contracts, option grants, customers, vendors or Intellectual Property shall not be deemed to be disclosure of any issues under or Liabilities with respect to the items on such list; provided further that, in each of the foregoing clauses (iii), (iv), (v), (vi), (vii), (x) and (xi) above, such Effects referred to therein may be taken into account to the extent that any of the Acquired Companies is disproportionally affected relative to other similarly situated companies in the industry in which the Acquired Companies operate, in which case only the incremental materially disproportionate impact or impacts may be taken into account in determining whether or not there has been a Company Material Adverse Effect.

“Company Options” means options (whether vested or unvested) to purchase Company Common Stock from the Company, whether granted pursuant to the Company Equity Incentive Plans or otherwise.

“Company Outbound License” means any Company Contract pursuant to which any Intellectual Property that is owned by any of the Acquired Companies is licensed to another Person (other than an Affiliate of the Company), in each case, other than any outbound agreements entered into in the ordinary course of business consistent with past practice.

“Company RSUs” means the outstanding restricted stock units of the Company, whether issued pursuant to the Company Equity Incentive Plans or otherwise.

“Company 10-Q” means the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018.

“Confidentiality Agreement” means the Confidentiality Agreement, between the Company and Catalent Pharma Solutions, LLC, a Subsidiary of Parent, dated as of February 16, 2018.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, bond, mortgage, indenture, debenture, note, option, warrant, warranty, purchase order, license, permit, franchise, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“DP Laws” means all law and regulation relating to data protection and privacy which is from time to time applicable to any Acquired Company in any jurisdiction (including the Data Protection Act 1998, the Privacy and Electronic Communications (EC Directive) Regulations 2003 and the General Data Protection Regulation (EU) 2016/679 together with all applicable codes of practice and guidance relating to data protection and privacy issued in any relevant jurisdiction by, or with the approval of, any Governmental Entity or trade association of which any relevant Acquired Company is a member.

“Effect” means any effect, change, event, occurrence, circumstance, condition, state of facts or development.

“Employee” means, (i) with respect to those located in or residents of the United Kingdom or France, any director or other individual employed by any Acquired Company pursuant to a contract of employment; and (ii) with respect to those located in or residents of the United States, any individual employed by any Acquired Company under a contract of employment or on an “at will” basis, including those individuals co-employed by any Acquired Company through TriNet.

“Encumbrance” means any lien, mortgage, pledge, deed of trust, security interest, charge, encumbrance or other adverse claim or interest.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Entity).

“Environmental Claims” means any and all claims, inquiries, notices of violation, Legal Proceedings, Orders or Encumbrances by any Governmental Entity or other Person alleging potential or decreeing responsibility or liability arising out of, based on or related to (i) the presence, release or threatened release of, or exposure to, any Hazardous Materials at, under, on or around any location or (ii) circumstances forming the basis of any violation or alleged violation of, or liability under, any Environmental Law.

“Environmental Law” means all Law concerning pollution or protection of the environment, including any such Law relating to the manufacture, handling, transport, use, treatment, storage, disposal or release of any Hazardous Materials.

“Environmental Permits” means all permits obtained or required to be obtained by the Company in connection with its business under applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934.

“FLSA” means the Fair Labor Standards Act.

“FMLA” means the Family and Medical Leave Act.

“GAAP” means United States generally accepted accounting principles.

“GINA” means the Genetic Information Non-Discrimination Act.

“Governmental Entity” means any foreign or domestic, federal, territorial, state or local governmental authority of any nature (including any government and any governmental agency, instrumentality, tribunal or commission, or any subdivision, department or branch of any of the foregoing) or body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Materials” means all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos, polychlorinated biphenyls, radon gas and all other substances or wastes of any nature regulated, listed, defined or for which liability or standards of conduct may be imposed pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Intellectual Property” means any intellectual property or similar proprietary right including all patents, patent applications, inventions (whether or not patentable), copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications

(collectively, “Copyrights”), rights under applicable trade secret Law in any information, including inventions, discoveries and invention disclosures (whether or not patented), formulae, patterns, compilations, programs, devices, methods, strategies, techniques and processes, in each case that derives independent economic value, actual or potential, from not being generally known or readily ascertainable by others who can obtain economic value from its disclosure or use (collectively, “Trade Secrets”), know-how, trademarks, trademark registrations and applications, domain names, website addresses, URLs, customer lists and related information, service marks, trade names, trade dress, logos, packaging design, slogans, social media addresses and accounts, mask work rights, rights of privacy and publicity, rights to personal information, any and all other intellectual property rights under applicable Law and licenses of any of the foregoing.

“IRS” means the Internal Revenue Service.

“Knowledge”, whether or not capitalized, or any similar expression used with respect to the Company, means the actual knowledge of the Company’s Chief Executive Officer, the Company’s Chief Financial Officer or the Company’s Chief Operating Officer, in each case, after reasonable inquiry.

“Law” means any federal, state, local or foreign statute, law, regulation, requirement, interpretation, permit, license, approval, authorization, decision, directive, decree, rule, ruling, Order, ordinance, code, policy or rule of common law of any Governmental Entity, including any judicial or administrative interpretation thereof.

“Leased Real Property” means the leasehold or subleasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by any Acquired Company.

“Legal Proceeding” means any lawsuit, court action or other court proceeding.

“Legal Requirement” means any law, rule or regulation adopted or promulgated by any Governmental Entity.

“made available to Parent” means that, at least twenty-four (24) hours prior to the execution of this Agreement, such information, document or material was: (a) publicly available on the SEC EDGAR database; (b) delivered by the Company or the Company’s representatives to Parent or Parent’s representatives via electronic mail or in hard copy form; or (c) made available for review by Parent or Parent’s representatives in the virtual data room hosted by Donnelley Financial Solutions and maintained by the Company in connection with the Offer and the Merger.

“Most Recent Balance Sheet” means the balance sheet of the Company as of March 31, 2018 and the footnotes thereto set forth in the Company 10-Q.

“NASDAQ” means The NASDAQ Global Select Market, or any successor thereto.

“Order” means any writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity.

“Organizational Documents” means, with respect to any Entity, (a) if such Entity is a corporation, such Entity’s certificate or articles of incorporation, by-laws and similar organizational documents, as amended and in effect on the date hereof, and (b) if such Entity is a limited liability company, such Entity’s certificate or articles of formation and operating agreement.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems; fire protection, security and surveillance systems; telecommunications, computer, wiring and cable installations; utility installations; water distribution systems; and all easements and other rights and interests appurtenant thereto, including air, oil, gas, mineral and water rights currently owned by the Acquired Companies.

“Parent Material Adverse Effect” means, with respect to Parent, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or would be reasonably likely to prevent or materially delay or materially impair the performance by Parent of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by the Transaction Documents.

“PEO Plan” means the Company Benefit Plans sponsored and maintained by TriNet Group, Inc.

“Permitted Encumbrances” means (i) Encumbrances disclosed on the Most Recent Balance Sheet, (ii) real estate taxes, assessments and other governmental levies, fees or charges that are not due and payable as of the Closing Date, or that are being contested in good faith, (iii) mechanics, carriers, workmen, warehouseman, repairmen and materialmen liens and similar liens for labor, materials or supplies incurred in the ordinary course of business for amounts that are not due and payable, or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP in the financial statements of the Acquired Companies, (iv) zoning, building codes and other land use Law regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property that are not violated by the current use or occupancy of real property or the operation of the business thereon, (v) any Company Inbound License and any Company Outbound License as in effect on the date hereof, (vi) restrictions of record identified in any title reports obtained by or made available to Parent, or easements, covenants, conditions, restrictions, defects and other similar matters of record affecting title to real property that do not or would not materially impair the use or occupancy of such real property in the operation of the business conducted thereon, (vii) except with respect to the Owned Real Property, liens imposed by Law and (viii) deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable.

“Person” means any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint stock company,

syndicate, association, entity, unincorporated organization or government, or any political subdivision, agency or instrumentality thereof.

“Personal Data” means any information (including an individual’s gender, likeness or DNA) that can be used on its own or with other information to identify, contact, or locate an individual.

“Relevant Transfer” means a relevant transfer under the Transfer of Undertakings (Protection of Employment) Regulations 2006.

“Restatement” has the meaning set forth on Section 1.1(a) of the Company Disclosure Schedule.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Section 1981” means Section 1981 of the Civil Rights Act of 1866.

“Securities Act” means the Securities Act of 1933.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other Entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock or value of such corporation, partnership, limited liability company, joint venture or other legal entity.

“Superior Proposal” means a bona fide written Acquisition Proposal (with all of the references to 20% included in the definition of Acquisition Proposal increased to 50%) received after the date hereof that was neither solicited nor negotiated in breach of Section 6.2, that the Company Board (or a committee thereof) determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, and taking into consideration, among other things, all of the terms, conditions, impact and all legal, financial, regulatory and other aspects of such Acquisition Proposal and this Agreement that the Company Board (or a committee thereof) deems relevant (in each case taking into account any revisions to this Agreement made in writing by Parent prior to the time of determination pursuant to Section 2.3(e)), including financing, regulatory approvals, identity of the Person or group making the Acquisition Proposal, breakup fee provisions, that would, if consummated, result in a transaction that (i) is more favorable to the holders of Company Common Stock from a financial point of view than the transactions provided for in this Agreement, and (ii) is reasonably likely to be consummated in accordance with its terms.

“Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, sales, use, license, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax of any kind, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any taxing authority.

“Tax Return” means any return, report or similar statement filed or required to be filed with respect to any Tax (including any attached schedules or any related or supporting information), including any information return, claim for refund or declaration of estimated Tax and any amendments of any of the foregoing.

“Third Party” means any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than the Company, Parent, Merger Sub, the Company Associates or any Affiliates thereof.

“Transaction Documents” means this Agreement and all other agreements, instruments and documents to be executed by Parent, Merger Sub and the Company in connection with the transactions contemplated by such agreements.

“Transaction Litigation” means any claim or Legal Proceeding (including any class action or derivative litigation) asserted or commenced by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board, any committee thereof or any of the Company’s directors or officers relating directly or indirectly to this Agreement, the Offer, the Merger or any of the Transactions (including any such claim or Legal Proceeding based on allegations that the Company’s entry into this Agreement or the terms and conditions of this Agreement or any of the Transactions constituted a breach of the fiduciary duties of any member of the Company Board or any officer of the Company).

“TriNet” means TriNet Group, Inc. and all of its Subsidiaries and Affiliates, including TriNet HR Corporation and Ambrose Employer Group, LLC.

“Transactions” means the transactions contemplated by this Agreement, including the Offer and the Merger.

“WARN Act” means the United States Worker Adjustment and Retraining Notification Act and any similar foreign, state or local law relating to plant closings or layoffs.

“Worker” means any independent contractor, consultant, temporary or agency worker or any other individual who has entered into or works under a Contract (including any individual who is supplied by a Third Party to work for and under the supervision and direction of any Acquired Company), whether express or implied and whether oral or in writing, whereby the individual undertakes to do or perform personally any work or services for another party to the Contract whose status is not by virtue of the Contract that of a client or customer or any profession or business undertaking carried on by the individual. For purposes of the immediately preceding sentence, the term “consultant” means any individual who (a) is neither an agency worker or Employee and (b) has undertaken to do or perform personally, or is supplied to do or perform personally, any work or services for any of the Acquired Companies.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Alternative Acquisition Agreement	2.3(c)
Anti-Corruption Laws	4.10(c)

Term	Section
Appraisal Shares	3.8(c)
Book Entry Share	3.5(a)(i)
Change in Circumstances	2.3(e)(ii)
Change in Recommendation	2.3(c)
Closing	3.3
Closing Date	3.3
Company	Preamble
Company Board	Recitals
Company Board Recommendation	2.3(a)
Company Common Stock	Recitals
Company IT Systems	4.6(j)
Company Preferred Stock	4.3(a)
Company Registered IP	4.6(a)
Company SEC Documents	4.4(a)
Company Stock Certificate	3.5(a)(i)
Compensation Committee	6.8
Continuing Employees	6.7(a)
Current Premium	6.9(a)
Delaware Courts	9.5
DGCL	Recitals
Effective Time	3.3
End Date	8.1(b)
Excluded Shares	3.5(a)
Expiration Date	2.1(d)
Indemnified Party	6.9(b)
Indemnified Party Proceeding	6.9(b)
Initial Expiration Date	2.1(d)
International Plan	4.13(a)
Lease(s)	4.7(b)
Material Contract	4.8(b)
Merger	Recitals
Merger Consideration	3.5(a)(i)
Merger Sub	Preamble
Minimum Condition	Annex I
Notice Period	2.3(e)
Offer	Recitals
Offer Commencement Date	2.1(a)
Offer Conditions	2.1(b)
Offer Documents	2.2(a)
Offer Price	Recitals
Option Amount	3.7(a)
Parent	Preamble
Parent Welfare Plan	6.7(c)
Paying Agent	3.6(a)
RSU Award Payment	3.7(b)

Term	Section
Schedule 14D-9	2.3(a)
Schedule TO	2.2(a)
Superior Proposal Notice	2.3(e)(i)
Surviving Corporation	Recitals
Termination Fee	8.3(b)
Union	4.14(a)(ix)
U.S. Company Benefit Plan	4.13(d)
Withholding Party	3.11

ARTICLE 2

THE OFFER

Section 2.1. Tender Offer.

(a) Unless this Agreement shall have previously been validly terminated in accordance with Article 8, as promptly as practicable, but in any event within the ten (10) Business Day period commencing on the first (1st) Business Day after the date hereof, Merger Sub shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase for cash all of the outstanding Company Common Stock (including any Company Common Stock subject to repurchase rights in favor of the Company) at a price per share equal to the Offer Price. The date on which Merger Sub commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act, is referred to as the “Offer Commencement Date.” The Offer shall be subject only to the conditions set forth on Annex I.

(b) Subject to any extension by Merger Sub of the Offer pursuant to Section 2.1(e), as promptly as practicable on the later of (i) the earliest date as of which Merger Sub is permitted under applicable Law to accept for payment Company Common Stock tendered pursuant to the Offer (and not validly withdrawn), and (ii) the earliest date as of which each of the conditions set forth in Annex I (the “Offer Conditions”) shall have been waived by Merger Sub or Parent (to the extent so waivable by the terms of this Agreement) or satisfied, Merger Sub shall (and Parent shall cause Merger Sub to) consummate the Offer and irrevocably accept for purchase all Company Common Stock tendered pursuant to the Offer (and not validly withdrawn). The obligation of Merger Sub to irrevocably accept for purchase Company Common Stock tendered pursuant to the Offer shall be subject only to the satisfaction or waiver of each of the Offer Conditions (and shall not be subject to any other conditions). As promptly as possible after (and, in any event, no more than three (3) Business Days after) the irrevocable acceptance for purchase of any shares of Company Common Stock tendered pursuant to the Offer, Merger Sub shall pay the Offer Price (subject to any applicable withholding tax) for all shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer. Payments of the Offer Price shall be made in cash, net of applicable withholding taxes and without interest, upon the terms and subject to the conditions of the Offer.

(c) Parent and Merger Sub expressly reserve the right, subject to compliance with the Exchange Act, but only in a manner that is not inconsistent with the terms of this Agreement, to waive, amend or modify any Offer Condition (other than the Minimum

Condition) in their sole discretion; provided, however, that, without the prior written consent of the Company, neither Parent nor Merger Sub shall:

(i) amend, modify or waive the Minimum Condition;

(ii) decrease the number of shares of Company Common Stock sought to be purchased by Merger Sub in the Offer;

(iii) reduce the Offer Price (except to the extent required pursuant to Section 2.1(f));

(iv) increase the Offer Price, except in response to a Change in Recommendation or a Superior Proposal Notice;

(v) extend or otherwise change the expiration date of the Offer (except to the extent required pursuant to Section 2.1(e));

(vi) change the form of consideration payable in the Offer;

(vii) impose any condition to the Offer in addition to the Offer Conditions;

(viii) amend, modify or supplement any of the terms of the Offer in any manner adversely affecting, or that could reasonably be expected to have an adverse effect on, any of the holders of Company Common Stock; or

(ix) take any action (or fail to take any action) that would result in the Merger not being permitted to be effected pursuant to Section 251(h) of the DGCL.

(d) Unless extended pursuant to and in accordance with the terms of this Agreement, the Offer shall expire at midnight (New York City time) on the date that is twenty (20) business days (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (the “Initial Expiration Date”) or, in the event the Initial Expiration Date has been extended pursuant to and in accordance with this Agreement, the date and time to which the Offer has been so extended (the “Expiration Date”).

(e) Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer from time to time as follows: (i) if on the scheduled Expiration Date, the Minimum Condition has not been satisfied or any of the other Offer Conditions has not been satisfied, or waived by Parent or Merger Sub if permitted hereunder, then Merger Sub shall extend the Offer for one (1) or more occasions in consecutive increments of ten (10) Business Days each (or such longer period as may be agreed to by Parent and the Company) in order to permit the satisfaction of such Offer Conditions (subject to the right of Parent or Merger Sub to waive any Offer Condition, other than the Minimum Condition); provided, however, that Merger Sub shall not be required to extend the Offer and the Expiration Date to a date later than the End Date; and (ii) Merger Sub shall extend the Offer for the minimum period required by applicable Law, interpretation or position of the SEC or its staff or NASDAQ or its staff.

(f) The Offer Price shall be adjusted appropriately and proportionately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Acceptance Time, and such adjustment to the Offer Price shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action; provided that nothing in this Section 2.1(f) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(g) Neither Parent nor Merger Sub shall terminate or withdraw the Offer prior to the then-scheduled Expiration Date unless this Agreement is validly terminated in accordance with the terms hereof. In the event that this Agreement is terminated pursuant to the terms hereof, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and in any event within twenty-four (24) hours of such termination), irrevocably and unconditionally terminate the Offer, shall not acquire any shares of Company Common Stock pursuant to the Offer and shall cause any depository acting on behalf of Merger Sub to return, in accordance with applicable Law, all tendered shares of Company Common Stock to the registered holders thereof.

Section 2.2. Actions of Parent and Merger Sub.

(a) As promptly as practicable on the date of commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that will contain or incorporate by reference the Offer to Purchase and form of the related letter of transmittal and (ii) cause the Schedule TO, the Offer to Purchase and related documents to be disseminated to holders of shares of Company Common Stock. Parent and Merger Sub agree that they shall cause the Schedule TO, together with all documents included therein pursuant to which the Offer will be made (collectively and with any supplements or amendments thereto, the “Offer Documents”) filed by either Parent or Merger Sub with the SEC to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable Law. Each of Parent, Merger Sub and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent further agrees to use all reasonable efforts to promptly cause the Offer Documents, as so corrected, to be filed with the SEC and to promptly be disseminated to holders of shares of Company Common Stock as and to the extent required by applicable Law. The Company shall promptly furnish or otherwise make available to Parent, Merger Sub or Parent’s legal counsel any information concerning the Acquired Companies and the Company’s stockholders that is required or reasonably requested in connection with any action contemplated by this Section 2.2(a). The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC. Parent and Merger Sub agree to provide the Company and its counsel with a copy of any written comments and a description of any oral comments that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the

Offer Documents promptly after receipt of such comments. Each of Parent and Merger Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer. For purposes of this Agreement, and the Offer, unless otherwise mutually agreed to by the Company and Merger Sub, any shares of Company Common Stock subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer unless and until the shares underlying such notices of guaranteed delivery are delivered to Merger Sub or to an agent of Merger Sub. The Company hereby consents to the inclusion in the Offer Documents of a description of the Company Board Recommendation as it may be amended or modified, and until but not after it is withdrawn, in each case as permitted by this Agreement, and to the inclusion of a copy of the Schedule 14D-9 (as defined below) with the Offer Documents disseminated to the holders of the shares of Company Common Stock.

(b) Without limiting the generality of Section 9.10, Parent shall cause to be provided to Merger Sub all of the funds necessary to purchase any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer, and shall cause Merger Sub to perform, on a timely basis, all of Merger Sub’s obligations under this Agreement. Parent and Merger Sub shall, and each of Parent and Merger Sub shall ensure that all of their respective controlled Affiliates shall, tender any shares of Company Common Stock held by them into the Offer.

(c) This Agreement and the Transactions shall be effected under Section 251(h) of the DGCL and Parent and Merger Sub shall cause the Merger to be effected as soon as practicable following the consummation of the Offer.

(d) The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act. On the date filed with the SEC, on the date first published, sent or given to the Company’s stockholders and at all other times at or prior to the Acceptance Time, the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Merger Sub with respect to any information supplied in writing by the Company specifically for inclusion in the Offer Documents. None of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Schedule 14D-9 will, at the time the Schedule 14D-9 is filed with the SEC, at the time the Schedule 14D-9 is mailed to the stockholders of the Company, or at any other time at or prior to the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 2.3. Actions of the Company.

(a) On or as promptly as practicable after the Offer Commencement Date, the Company shall file with the SEC and (following or contemporaneously with the initial dissemination of the Offer Documents to holders of Company Common Stock to the extent required by applicable federal securities laws, and subject to the final sentence of Section 2.3(b)) disseminate to holders of Company Common Stock a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 2.3(e), shall contain the recommendation of the Company Board that stockholders of the Company tender their shares of Company Common Stock pursuant to the Offer (the “Company Board Recommendation”) and a notice of appraisal rights in compliance with and to the extent required by Section 262 of the DGCL. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment or supplement thereto) prior to the filing thereof with the SEC or the dissemination thereof to holders of Company Common Stock and the Company shall give reasonable and good faith consideration to any such comments made by Parent and its counsel; provided, however, that the Company need not give Parent and its counsel such opportunity to review and comment in connection with any amendment or supplement to the Schedule 14D-9 that relates to any Acquisition Proposal or any Change in Recommendation. The Company shall promptly provide Parent and its counsel with a copy of any written comments and a description of any oral comments received by the Company (or its counsel) from the SEC or its staff with respect to the Schedule 14D-9. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9 and give Parent and its counsel a reasonable opportunity to review and comment on any response to such comments provided to the SEC or its staff; provided, however, that the Company need not give Parent and its counsel such opportunity to review and comment in connection with any such response or comments that relate to any Acquisition Proposal or any Change in Recommendation.

(b) To the extent required by the applicable requirements of the Exchange Act and the rules and regulations thereunder, (i) each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 if such information shall have become false or misleading in any material respect, and (ii) the Company shall take all steps necessary to promptly cause the Schedule 14D-9, as supplemented or amended to correct such information, to be filed with the SEC and, subject to the final sentence of this Section 2.3(b), to be disseminated to holders of Company Common Stock. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent or Merger Sub that may be reasonably requested by the Company in connection with any action contemplated by this Section 2.3(b). To the extent requested by the Company, Parent shall cause the Schedule 14D-9 and any supplement or amendment thereto to be mailed or otherwise disseminated to the holders of Company Common Stock together with the Offer Documents disseminated to the holders of Company Common Stock.

(c) Neither the Company Board nor any committee thereof shall, except as permitted by Section 2.3(e) or Section 6.2: (i) withdraw, modify, amend or qualify, in a manner adverse to Parent and Merger Sub, the Company Board Recommendation, or (ii) approve, recommend or declare advisable any Acquisition Proposal (any action described in clause “(i)” or clause “(ii)” being referred to as a “Change in Recommendation”); or (iii) cause the Company to enter into any letter of intent or similar document, agreement or commitment, agreement in principle (whether written or oral, binding or nonbinding), understanding, agreement or contract (other than a confidentiality agreement entered into in compliance with Section 6.2(a)) contemplating an Acquisition Proposal (any such contract, an “Alternative Acquisition Agreement”).

(d) The Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act. On the date filed with the SEC, on the date first published, sent or given to the Company’s stockholders and at all other times at or prior to the Acceptance Time, the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to any information supplied in writing by Parent or Merger Sub specifically for inclusion in the Schedule 14D-9. None of the information supplied or to be supplied by or on behalf of the Company for inclusion in the Offer Documents will, at the time the Offer Documents are filed with the SEC, at the time the Offer Documents are mailed to the stockholders of the Company, or at any other time prior to the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Acceptance Time, the Company Board may:

(i) make a Change in Recommendation in response to an Acquisition Proposal or cause the Company to enter into an Alternative Acquisition Agreement concerning an Acquisition Proposal if (and prior to any such action): (A) such Acquisition Proposal did not result from a material breach of Section 6.2(a); (B) the Company Board (or a committee thereof) determines in good faith, (1) after consultation with the Company’s outside legal counsel, that such Acquisition Proposal would, if this Agreement or the Offer were not amended or an alternative transaction with Parent were not entered into, constitute a Superior Proposal and (2) after consultation with the Company’s outside legal counsel, that in light of such Acquisition Proposal, a failure to make a Change in Recommendation or to cause the Company to enter into an Alternative Acquisition Agreement concerning such Acquisition Proposal would be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Legal Requirements; (C) the Company delivers to Parent no less than four (4) Business Days prior to any Change in Recommendation or execution of any Alternative Acquisition Agreement a written notice (the “Superior Proposal Notice”) stating that the Company Board intends to take such action and (in the event the Company Board contemplates causing the Company to terminate this Agreement and enter into an Alternative Acquisition Agreement, including a copy of such Alternative Acquisition Agreement), including all required information under Section 6.2(b) (which notice shall not be deemed to constitute a Change in Recommendation); (D) during the four (4) Business Day period commencing on the date of Parent’s receipt of such Superior Proposal Notice (as may be extended pursuant to this Section 2.3(e)(i), the “Notice Period”), the Company shall, and shall cause its financial advisors, legal counsel and its representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) regarding a possible amendment of this Agreement or the Offer or a possible alternative transaction so that the Acquisition Proposal that is the subject of the Superior Proposal Notice ceases to be a Superior Proposal; (E) after the expiration of the Notice Period, the Company Board (or a committee thereof) shall have determined in good faith, after taking into account any amendments to this Agreement and the Offer that Parent and Merger Sub have irrevocably agreed in writing to make as a result of the negotiations contemplated by clause “(D)” above, that (1) after consultation with the Company’s outside legal counsel, such Acquisition Proposal constitutes a Superior Proposal, and (2) after consultation with the Company’s outside legal counsel, the failure to make a Change in Recommendation or enter into such Alternative Acquisition Agreement would be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Laws; and (F) if the Company enters into an Alternative Acquisition Agreement concerning such Superior Proposal, the Company terminates this Agreement in accordance with Section 8.1(f); provided, however, that, if after compliance by the Company with clauses “(C)” through “(E)” of this Section 2.3(e)(i) with respect to any Superior Proposal, any material revisions are made to such Superior Proposal or any other Superior Proposal is made by or on behalf of the same Person or any of such Person’s Affiliates, the Company shall promptly deliver to Parent a “new written notice” notifying Parent of such revisions or such other Superior Proposal and shall comply with clauses “(C)” through “(E)” of this Section 2.3(e)(i) with respect to such “new written notice,” it being understood that a new Notice Period under this Section 2.3(e)(i) shall apply to any such “new written notice,” except that such Notice Period shall be two (2) Business Days instead of four (4) Business Days; or

(ii) make a Change in Recommendation not related to an Acquisition Proposal if (and prior to taking such action): (A) any event, occurrence, fact, or change materially affecting the Company that does not relate to any Acquisition Proposal and was not known to the Company Board or reasonably foreseeable on or prior to the date hereof (any such development or event, a “Change in Circumstances”) becomes known to the Company Board after the date of this Agreement; (B) the Company Board (or a committee thereof) determines in good faith, after consultation with its outside legal counsel, that, in light of such Change in Circumstances, a failure to effect a Change in Recommendation would be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Legal Requirements; (C) the Company delivers to Parent a written notice no less than four (4) Business Days prior to any Change in Recommendation stating that the Company Board intends to effect a Change in Recommendation and specifying in reasonable detail the facts and circumstances, and such Change in Recommendation is not effected prior to the fourth (4th) Business Day after Parent receives written notice from the Company confirming that the Company Board intends to effect such Change in Recommendation; (D) during such four (4) Business Day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement or the Offer or enter into an alternative transaction so that a Change in Recommendation would no longer be necessary; and (E) at the end of such four (4) Business Day period, the Company Board (or a committee thereof) determines in good faith, after consultation with its outside legal counsel and after taking into account any amendments to this Agreement and the Offer that Parent and Merger Sub have irrevocably agreed in writing to make as a result of the negotiations contemplated by clause “(D)” above, that, in light of such Change in Circumstances, a failure to effect a Change in Recommendation would be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Laws.

(f) In connection with the Offer, the Company shall promptly furnish Merger Sub with mailing labels, security position listing, non-objecting beneficial owner list and any available listing or computer list containing the names and addresses of the record holders of the Company Common Stock as of the most recent practicable date, and shall furnish Merger Sub with such additional available information (including updated lists of holders of Company Common Stock and their addresses, mailing labels and lists of security positions and non-objecting beneficial owner lists) and such other assistance as Parent or its agents may reasonably request in communicating the Offer to, and soliciting tenders of Company Common Stock from, the Company’s record and beneficial stockholders. All information furnished in accordance with this Section 2.3(f) shall be held in confidence by Parent and Merger Sub in accordance with the requirements of the Confidentiality Agreement, and shall be used by Parent and Merger Sub only in connection with the communication of the Offer to the holders of Company Common Stock.

ARTICLE 3

THE MERGER; EFFECTIVE TIME

Section 3.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL (including Section 251(h) of the DGCL), at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the Surviving Corporation. The Merger shall be effected under Section 251(h) of DGCL as soon as practicable following consummation of the Offer.

Section 3.2. Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

Section 3.3. Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts 02210 at 10:00 a.m. local time as soon as practicable following the Acceptance Time (or at such other place and time as may be agreed upon by the parties hereto), subject to the satisfaction or, to the extent permitted by applicable Law and this Agreement, the waiver of the conditions set forth in Article 7 by the parties entitled thereto, but in any event no later than the second (2nd) Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (the date on which the Closing occurs, the “Closing Date”). Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company and, as soon as practicable on the Closing Date, delivered to the Secretary of State of the State of Delaware for filing. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the parties hereto and specified in the certificate of merger (such date and time, the “Effective Time”). From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and the Merger Sub, all as provided in the DGCL.

Section 3.4. Certificate of Incorporation and Bylaws; Directors. At the Effective Time, unless otherwise jointly determined by Parent and the Company prior to the Effective Time:

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety as of the Effective Time to read as set forth on Exhibit A hereto, and, as so amended and restated shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with its terms and as provided in the DGCL;

(b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to read as set forth on Exhibit B hereto, and, as so amended and restated shall be the Bylaws of the Surviving Corporation, until thereafter amended in accordance with its terms and as provided in the DGCL; and

(c) the parties hereto shall take all requisite action such that, from and after the Effective Time, until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

Section 3.5. Conversion of Company Common Stock.

(a) Subject to Section 3.8, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of Company Common Stock:

(i) Each share of Company Common Stock (other than shares of Company Common Stock (a) held in the treasury of the Company, (b) owned at the commencement of the Offer by Parent or Merger Sub, or any direct or indirect wholly owned subsidiaries of Parent or Merger Sub, or (c) irrevocably accepted for payment in the Offer (collectively, the “Excluded Shares”)) shall be automatically canceled and converted into the right to receive an amount in cash equal to the Offer Price (the “Merger Consideration”), without interest, and reduced by the amount of any withholding that is required under applicable Tax Law in accordance with Section 3.11. At the Effective Time, all of the shares of Company Common Stock shall cease to be outstanding, shall automatically be cancelled and shall cease to exist, and each certificate (a “Company Stock Certificate”) formerly representing any of such shares (other than Excluded Shares) and each non-certificated share represented by book entry (a “Book Entry Share”) (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration, without interest and reduced by the amount of any withholding that is required under applicable Tax Law in accordance with Section 3.11, to be paid upon surrender of such Company Stock Certificate or Book Entry Share in accordance with Section 3.6.

(ii) Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(iii) At the Effective Time, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Without duplication of the effects of Section 2.1(f), if, between the date hereof and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the amount of cash into which each share of Company Common Stock is converted in the Merger shall be adjusted to the extent appropriate.

Section 3.6. Payment for Company Common Stock.

(a) Prior to the Effective Time, (i) Parent shall appoint American Stock Transfer & Trust Co., LLC to act as paying agent with respect to the Merger (the “Paying Agent”), and (ii) Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash amounts sufficient to enable the Paying Agent to make payments pursuant to Section 3.5 to holders of Company Common Stock outstanding immediately prior to the Effective Time.

(b) Within two (2) Business Days after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, immediately prior to the Effective Time, a holder of record of Company Common Stock described in Section 3.5 a form of letter of transmittal (mutually approved by Parent and the Company (which approval shall not be unreasonably withheld, conditioned or delayed by the Company)) and instructions for use in effecting the surrender of Company Stock Certificates or Book Entry Shares previously representing such Company Common Stock in exchange for payment therefor. Parent shall ensure that, upon surrender to the Paying Agent of each such Company Stock Certificate or Book Entry Share (or affidavits of loss in lieu of the Company Stock Certificate pursuant to Section 3.12), together with a properly executed letter of transmittal, the holder of such Company Stock Certificate or Book Entry Share (or, under the circumstances described in Section 3.6(d), the transferee of the Company Common Stock previously represented by such Company Stock Certificate or Book Entry Share) shall promptly receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Company Stock Certificate or Book Entry Share pursuant to Section 3.5. Exchange of any Book Entry Shares shall be effected in accordance with the Paying Agent’s customary procedures with respect to securities represented by book entry.

(c) On or after the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to the Surviving Corporation any funds made available by Parent to the Paying Agent which have not been disbursed to holders of Company Stock Certificates or Book Entry Shares in accordance with this Section 3.6, and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation with respect to the cash amounts payable upon surrender of their Company Stock Certificates or Book Entry Shares. Neither the Paying Agent nor the Surviving Corporation shall be liable to any holder of a Company Stock Certificate or Book Entry Share for any amount properly paid to a Governmental Entity pursuant to any applicable abandoned property or escheat law.

(d) In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made with respect to such Company Common Stock to a transferee of such Company Common Stock if the Company Stock Certificate (if applicable) previously representing such Company Common Stock is presented to the Paying Agent, accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable stock transfer taxes relating to such transfer have been paid.

(e) At the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Company Stock Certificate, which shares were outstanding immediately prior to the Effective Time and converted into the right to receive the Merger Consideration in accordance with this Section 3.6, is presented to the Paying Agent or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in this Section 3.6.

(f) The Surviving Corporation shall bear and pay all charges and expenses incurred by the Company, including those of the Paying Agent, in connection with the payment for Company Common Stock.

Section 3.7. Company Compensatory Awards.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, shall be cancelled and extinguished and, in exchange therefor, each former holder of any such Company Option shall have the right to receive from Parent or the Surviving Corporation an amount in cash equal to the product obtained by multiplying (i) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Option, by (ii) the aggregate number of shares of Company Common Stock issuable upon exercise of such Company Option immediately prior to the Effective Time (such product with respect to any Company Option, the “Option Payment”). At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, funds sufficient to pay the aggregate Option Payment to an account identified by the Company prior to the Effective Time. From and after the Effective Time, any such Company Option shall no longer be exercisable by the former holder thereof or otherwise represent the right to receive Company Common Stock or other equity securities, but shall only entitle such holder to the payment of the Option Payment; provided that any Company Option that has an exercise price equal to or greater than the Merger Consideration shall be cancelled without any consideration therefor. The Option Payments due with respect to all Company Options shall be paid as soon as practicable following the Effective Time, without interest and reduced by the amount of any withholding that is required under applicable Tax Law, in accordance with Section 3.11. All payments provided pursuant to this Section 3.7(a) shall be made through the Surviving Corporation’s payroll or equity award maintenance systems.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each unvested Company RSU that is outstanding immediately prior to the Effective Time shall be cancelled and extinguished and, in exchange thereof, each former holder of any such Company RSU shall have the right to receive from Parent or the Surviving Corporation an amount in cash equal to the Merger Consideration (such amounts payable hereunder, the “RSU Award Payment”). From and after the Effective Time, any such Company RSU shall no longer represent the right to receive any payment with respect to the Company RSU, but shall only entitle such holder to the payment of the RSU Award Payment. The RSU Award Payment shall be paid as soon as practicable following the Effective Time, without interest and reduced by the amount of any withholding that is required under applicable Tax Law, in accordance with Section 3.11. All payments provided pursuant to this Section 3.7(b) shall be made through the Surviving Corporation’s payroll or equity award maintenance systems.

(c) Prior to the Effective Time (but in any event, effective no earlier than the Acceptance Time), the Company shall take any and all such actions as are necessary (under the Company Equity Incentive Plans, applicable award agreements, applicable Law or otherwise) to effect the foregoing provisions of this Section 3.7, including by amending the applicable Company Equity Incentive Plans.

Section 3.8. Appraisal Rights.

(a) Notwithstanding anything to the contrary contained in this Agreement, any shares of Company Common Stock that constitute Appraisal Shares shall not be converted into the right to receive the Merger Consideration, and each holder of Appraisal Shares shall be entitled only to receive such consideration as is determined to be due with respect to such Appraisal Shares pursuant to Section 262 of the DGCL. From and after the Effective Time, a holder of Appraisal Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. If any holder of Appraisal Shares shall fail to perfect or shall otherwise waive, withdraw or lose such holder’s right to appraisal under Section 262 of the DGCL, then (i) the right of such holder to be paid such consideration as is determined to be due pursuant to Section 262 of the DGCL shall cease, and (ii) such Appraisal Shares shall be deemed to have been converted as of the Effective Time into and have become exchangeable only for the right to receive (upon the surrender of the Company Stock Certificate(s) or Book Entry Shares previously representing such Appraisal Shares) the Merger Consideration, without interest and reduced by the amount of any withholding that is required under applicable Tax Law, in accordance with Section 3.11.

(b) The Company shall give Parent prompt written notice of any demand by any stockholder of the Company for appraisal of such stockholder’s Company Common Stock pursuant to Section 262 of the DGCL, and Parent and Merger Sub shall have the right to direct and participate in all negotiations and Legal Proceedings with respect to any such demand, and the Company shall not make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal or waive any failure to timely deliver a written demand (or an appraisal or agree to do any of the foregoing) without the consent of Parent.

(c) For purposes of this Agreement, “Appraisal Shares” shall refer to shares of Company Common Stock outstanding immediately prior to the Effective Time that are held by a holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL.

Section 3.9. Merger Without Meeting of Stockholders. The Merger shall be effected under Section 251(h) of the DGCL. The parties agree to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable following the consummation of the Offer, without a meeting of the stockholders of the Company in accordance with Section 251(h) of the DGCL.

Section 3.10. Further Action. If, at any time after the Effective Time, any further action is necessary or advisable to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation and Parent shall (in the name of Merger Sub, in the name of the Company or otherwise) take such action to the extent that they deem appropriate in order to effectuate the intent of this Agreement and further the Acquisition.

Section 3.11. Withholding of Tax. Notwithstanding anything in this Agreement to the contrary, after consultation with and providing adequate written notice to the Company, each of Parent, the Surviving Corporation, any of the Acquired Companies, any Affiliate thereof or the Paying Agent (each, a “Withholding Party”) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Compensatory Awards such amount as such Withholding Party is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by a Withholding Party and withheld amounts are paid over to the applicable Governmental Entity in accordance with applicable Law, then for all purposes of this Agreement such amounts shall be treated as having been paid to the former holder of Company Common Stock or Company Compensatory Awards in respect of which such deduction and withholding was made.

Section 3.12. Lost Company Stock Certificates. If any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed Company Stock Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate the Merger Consideration without any interest thereon and reduced by the amount of any withholding that is required under applicable Tax Law, in accordance with Section 3.11.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (x) as disclosed in the Company Disclosure Schedule (it being acknowledged and agreed that disclosure of any item in any Section or subsection of the Company Disclosure Schedule shall be deemed disclosed with respect to any other Section or subsection of the Company Disclosure Schedule to the extent that the relevance of any disclosed event, item or occurrence in the Company Disclosure Schedule to such other Section or subsection is reasonably apparent on its face as to matters and items that are the subject of the corresponding representation or warranty in this Agreement), and (y) as set forth in the Company SEC Documents filed or furnished by the Company at least two (2) Business Days prior to the date hereof, to the extent it is reasonably apparent that any such disclosure set forth in the Company SEC Documents would qualify the representations and warranties contained herein, and excluding from the Company SEC Documents (i) any exhibits thereto and (ii) any risk factor disclosures, disclosures about market risk or other cautionary, predictive or forward-looking disclosures contained therein (other than those disclosures which relate to specific historical events or circumstances affecting the Company), the Company represents and warrants to each of Parent and Merger Sub as follows:

Section 4.1. Due Organization and Good Standing; Subsidiaries.

(a) Each of the Acquired Companies (i) is a corporation or other entity that is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Law of its jurisdiction of incorporation or organization, as applicable, (ii) has full corporate (or, in the case of any Subsidiary that is not a corporation, other) power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation or other entity and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), where the failure to be so qualified or licensed would not reasonably be expected to have a Company Material Adverse Effect.

(b) Section 4.1(b) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates each such Subsidiary’s jurisdiction of organization. None of the Acquired Companies owns any capital stock of, or any equity interest of, or any equity interest of any nature in, any other Entity.

(c) All the outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and validly issued and are fully paid, nonassessable and not subject to preemptive rights, and are owned by the Company, by another Subsidiary of the Company or by the Company and another Subsidiary of the Company, free and clear of all Encumbrances. As of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units or contracts to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound obligating any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, any Subsidiary of the Company.

(d) The Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

Section 4.2. Organizational Documents. The Company has made available to Parent (or included as an exhibit to the Company SEC Documents) complete and correct copies of the certificate of incorporation and by-laws (or similar organizational documents) of the Company and each material Subsidiary of the Company, each as amended to date, and each as so made available is in full force and effect. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws and will not be in violation of any of the provisions of the Company Certificate of Incorporation or Company Bylaws, as the Company Certificate of Incorporation and the Company Bylaws may be amended (subject to Section 6.1(a)) between the date hereof and the Closing Date. As of any date following the date hereof, notwithstanding anything in this Agreement to the contrary and notwithstanding anything set forth in the Company Disclosure Schedule, neither the Company nor any of its “significant subsidiaries” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) has filed for bankruptcy or reorganization, or been the subject of a petition for involuntary bankruptcy, under the U.S. federal bankruptcy Law or similar state or federal Law, become insolvent, become subject to conservatorship or receivership, been the subject of any assignment for the benefit of creditors, or been the subject of any liquidation Legal Proceeding.

Section 4.3. Capitalization.

(a) The authorized capital stock of the Company consists of: (i) 150,000,000 shares of Company Common Stock and (ii) 1,000,000 shares of undesignated preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of the close of business on July 1, 2018, (i) 12,524,706 shares of Company Common Stock were issued and 11,104,757 shares of Company Common Stock were outstanding (excluding the Company Common Stock referred to in clauses (ii) and (iii)), (ii) 1,776,900 shares of Company Common Stock were subject to issuance pursuant to Company Options, (iii) 270,709 shares of Company Common Stock were subject to issuance pursuant to Company RSUs (48,650 of which are subject to performance-based vesting); (iv) 1,419,949 shares of Company Common Stock were held by the Company as treasury shares, and (v) zero (0) shares of Company Preferred Stock were issued and outstanding. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

(b) Section 4.3(b) of the Company Disclosure Schedule sets forth, as of the close of business on July 1, 2018, a complete and accurate list of (i) all outstanding Company Options, including the number of shares subject to each such award, the name of the holder, the grant date, and the exercise or purchase price per share and (ii) all outstanding Company RSUs, including the name of the holder and grant date of, and the number of shares of Company Common Stock subject to, each such award.

(c) (i) None of the outstanding Company Common Stock is entitled or subject to any preemptive right, right of repurchase, right of participation or any similar right; (ii) none of the outstanding Company Common Stock is subject to any right of first refusal in favor of any of the Acquired Companies; (iii) there is no contract to which any of the Acquired Companies is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Company Common Stock; and (iv) none of the Acquired Companies is under any obligation, nor is any of the Acquired Companies bound by any contract pursuant to which it will become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Common Stock or other securities.

(d) There is no bond, debenture, note or other indebtedness of any of the Acquired Companies issued and outstanding granting the holder thereof the right to vote (or convertible or exercisable or exchangeable for securities granting the holder thereof the right to vote) on any matters on which stockholders of the Company may vote.

(e) Except as set forth in this Section 4.3, as of July 1, 2018, there was no: (i) outstanding subscription, option, call, warrant or other right (whether or not currently exercisable) to acquire any shares of the capital stock, restricted stock unit, stock-based performance unit, shares of phantom stock, stock appreciation right, profit participation right or any other right that is linked to, or the value of which is based on or derived from, the value of any shares of capital stock of the Company; (ii) outstanding security, instrument, bond, debenture or note that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Companies; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any Acquired Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

Section 4.4. SEC Filings; Financial Statements.

(a) All reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed by the Company with the SEC since January 1, 2016 (the “Company SEC Documents”) have been filed with the SEC on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date hereof, then on the date of such amended or superseding filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be); and (ii) none of the Company SEC Documents contained when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents, as of the time filed with the SEC (or, if such financial statements were amended or superseded by a filing prior to the date hereof, then on the date of such amended or superseding filing): (i) complied in all material respects with Securities Act, the Exchange Act and the published rules and regulations thereunder; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations of the Company for the periods covered thereby. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Company.

(c) The Company and each Subsidiary of the Company have established and maintained effective disclosure controls and procedures and a system of internal control over financial reporting (as such terms are defined by Rule 13a-15 or 15d-15 under the Exchange Act). The Company is, and has been since January 1, 2016, in compliance in all material respects with all current listing requirements of NASDAQ and each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and NASDAQ, and the statements contained in any such certifications are complete and correct.

(d) From the date of the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 to the date of this Agreement, the Company’s auditors and the Company Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e) None of the Acquired Companies has effected, entered into or created any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) where the result, purpose or intended effect of such transaction or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, any Acquired Company in its published financial statements or other Company SEC Documents.

(f) As of the date hereof, to the Knowledge of the Company, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. The Company has made available to Parent all comment letters received by the Company from the SEC or the staff thereof since January 1, 2016 and all responses to such comment letters filed by or on behalf of the Company. The Company has made available to Parent all material correspondence to or from the SEC or its staff regarding, in connection with, or arising out of the Restatement. The Company has responded to all outstanding requests from the SEC or its staff for information, documents, or testimony regarding, in connection with, or arising out of the Restatement.

(g) Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, none of the Acquired Companies has made or permitted to remain outstanding any “extension of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loan to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(h) As of the date hereof, except as reflected on the Most Recent Balance Sheet, none of the Acquired Companies has liabilities of any nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities disclosed in the financial statements (including any related notes) contained in the Company SEC Documents; (ii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet; (iii) liabilities that have not had a Company Material Adverse Effect; and (iv) liabilities and obligations incurred in connection with the Transactions.

Section 4.5. Absence of Certain Changes. Since the date of the Most Recent Balance Sheet through the date hereof, except as disclosed in the Company 10-Q or in Company SEC Documents since the date of the Most Recent Balance Sheet through the date hereof, and except as specifically contemplated by this Agreement, each Acquired Company has conducted its business in all material respects in the ordinary course consistent with past practice and, since and through such dates, there has not been any Company Material Adverse Effect.

Section 4.6. Intellectual Property Rights.

(a) Section 4.6(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all United States and non-United States patents and patent applications, trademark registrations and applications therefor and registered copyrights and applications therefor owned by any Acquired Company (such registrations and applications, the “Company Registered IP”), including, with respect to each such registration and application, (i) the jurisdiction of application/registration, (ii) the application or registration number and (iii) the date of filing or issuance for each such item. As of the date of this Agreement, no cancellation, interference, opposition, reissue, reexamination, inter partes review, post grant review, or covered business method review, or other similar proceeding is pending or, to the Knowledge of the Company, threatened in writing, in which the validity, enforceability or ownership of any Company Registered IP is being contested or challenged (other than office actions or similar communications issued by any Governmental Entity in the ordinary course of prosecution of any pending applications for registration of Company Registered IP). As of the date of this Agreement, (A) all registration, renewal, maintenance and other similar payments that are or have become due with respect to the Company Registered IP have been timely paid by or on behalf of the Company or another Acquired Company, and (B) the Company Registered IP is subsisting and, to the Knowledge of the Company, other than with respect to any pending application therefor, valid and enforceable and in full force and effect, and has not lapsed (except for any patents within the Company Registered IP having lapsed or expired at the end of their statutory term), been abandoned, been disclaimed, been cancelled or been forfeited, except in each case of (A) and (B) for such exceptions as have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) To the Knowledge of the Company, each Acquired Company owns, or holds a license or other right to use, all Intellectual Property necessary for the conduct of its business as currently conducted by such Acquired Company, except for any exception which has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and provided, however, that the foregoing is not a representation of non-infringement, non-misappropriation or other non-violation of the Intellectual Property of another Person, which representation is solely set forth in Section 4.6(d) below. To the Knowledge of the Company, the Acquired Companies are the sole and exclusive beneficial and, with respect to applications and registrations, record owners of all of the Company’s Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances).

(c) Section 4.6(c) of the Company Disclosure Schedule identifies, as of the date of this Agreement, (i) each Company Inbound License and (ii) each Company Outbound License.

(d) To the Knowledge of the Company, the operation of the businesses of the Acquired Companies as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property owned by another Person and except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2016, as of the date of this Agreement, (i) no Legal Proceeding is or has been pending since January 1, 2016, or, to the Knowledge of the Company, has been threatened in writing at any time since January 1, 2016, against any of the Acquired Companies relating to any infringement, misappropriation or violation of any Intellectual Property of another Person by any of the Acquired Companies and (ii) since January 1, 2016, none of the Acquired Companies has received any written notice alleging any infringement, misappropriation or violation of any Intellectual Property of another Person by any of the Acquired Companies, except, in each case of clauses (i) and (ii), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) None of the material Intellectual Property owned by, or to the Knowledge of the Company, licensed to any of the Acquired Companies is subject to any pending or outstanding injunction, directive, order, decree, award, settlement or judgment restricting the ownership, use, validity or enforceability of any such Intellectual Property.

(f) To the Knowledge of the Company, no other Person is infringing, misappropriating or otherwise violating any Intellectual Property owned by or licensed to any of the Acquired Companies, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(g) Each of the Acquired Companies has taken commercially reasonable actions to maintain the confidentiality of the material proprietary information held by any of the Acquired Companies, or purported to be held by any of the Acquired Companies, as a Trade Secret.

(h) The Acquired Companies maintain policies and procedures regarding data security and privacy that are commercially reasonable and that are designed to ensure that the Acquired Companies are in compliance with all applicable Laws concerning privacy and data security with respect to Personal Data. The Acquired Companies are, and, to the Knowledge of Company, have been since January 1, 2016, in compliance in all material respects with applicable Laws, and the Acquired Companies’ past and present published privacy policies, pertaining to data privacy and data security with respect to Personal Data. To the Knowledge of the Company, there have been no material losses or thefts of data or security breaches relating to any Personal Data or Trade Secrets used in the businesses of the Acquired Companies. None of the Acquired Companies has received written notice of any investigations, claims, or lawsuits related to the Acquired Companies’ processing of any Personal Data and to the Knowledge of the Company, no such investigations, claims or lawsuits are pending.

(i) To the Knowledge of the Company, no funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been used to create any material Intellectual Property owned by any of the Acquired Companies, except for any such funding or use of facilities or personnel that has not resulted in such Governmental Entity or institution obtaining ownership rights to such Intellectual Property.

(j) To the Knowledge of the Company, each Acquired Company owns, or holds a license or other right to use, all software necessary for the conduct of its business as currently conducted by such Acquired Company. To the Knowledge of the Company, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in, or necessary to, the conduct of the businesses of the Acquired Companies (collectively, the “Company IT Systems”) have been maintained by technically competent personnel to ensure proper operation, monitoring and use thereof. To the Knowledge of the Company, the Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the Acquired Companies’ businesses as currently conducted by the Acquired Companies. Since January 1, 2016, no Acquired Company has experienced any material disruption to, or in, its business attributable to a defect, bug, breakdown or other failure or deficiency of the Company IT Systems. To the Knowledge of the Company, no Person has gained unauthorized access to any of the Company IT Systems that has had, or is reasonably expected to have, a Company Material Adverse Effect. The Acquired Companies have taken reasonable measures to provide for the backup and recovery of the data and information necessary to the conduct of their businesses without material disruption to, or in, the conduct of their respective businesses.

Section 4.7. Title to Assets; Real Property.

(a) The Acquired Companies have good title to, or in the case of assets purported to be leased by any of the Acquired Companies, lease and have valid leasehold interest in, each of the material tangible assets reflected as owned or leased by any of the Acquired Companies on the Most Recent Balance Sheet (except for tangible assets sold or disposed of since the date of the Most Recent Balance Sheet and except for tangible assets being leased to any of the Acquired Companies with respect to which the lease has expired since such date) free of any liens or Encumbrances (other than Permitted Encumbrances).

(b) Section 4.7(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of all real property leases to which any of the Acquired Companies is a party (the “Leases”) including as of the date hereof the street address of each parcel and the identity of the lessor, lessee and current occupant (if different from lessee) of each Leased Real Property. The Company has made available to Parent complete and accurate copies of each of the Leases. The Leases are in full force and effect, subject to proper authorization and execution of such Leases by the other parties thereto, and, to the Knowledge of the Company, the Acquired Companies hold good and subsisting leasehold interests in the Leased Real Property, free and clear of all subtenancies and other occupancy rights and Encumbrances, other than Permitted Encumbrances. To the Knowledge of the Company, no default or breach by any of the Acquired Companies, nor any event with respect to any of the Acquired Companies that with notice or the passage of time would result in a default or breach, exists under any Lease. None of the Acquired Companies has received written notice of any default or breach by any of the Acquired Companies under any Lease that remains uncured.

(c) Section 4.7(c) of the Company Disclosure Schedule sets forth all Owned Real Property. With respect to each parcel of Owned Real Property, the Person identified as the owner of such Owned Real Property in Section 4.7(c) of the Company Disclosure Schedule has good and indefeasible fee simple title, free and clear of all Encumbrances and possessory interests of any other Person (other than Permitted Encumbrances).

Section 4.8. Contracts. Except for this Agreement, as of the date hereof, none of the Acquired Companies is a party to or is bound by any Contract, arrangement, commitment or understanding:

(i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii) requiring or otherwise involving the potential payment by or to the Company or any Subsidiary of the Company of more than an aggregate of $250,000 on an annual basis (excluding consulting agreements entered into in the ordinary course of business);

(iii) evidencing a capital expenditure or a commitment to make capital expenditures in excess of $250,000 on an annual basis;

(iv) relating to or evidencing indebtedness for borrowed money or any guarantee of indebtedness for borrowed money by any Acquired Company in excess of $250,000;

(v) relating to any joint venture, partnership, strategic alliance, material research and development project or similar arrangement that is material to the business of any Acquired Company;

(vi) that is a Company Inbound License or Company Outbound License;

(vii) pursuant to which any Acquired Company assumes any debt or other obligation of any Third Party;

(viii) that is an insurance policy pursuant to which any of the Acquired Companies is required to pay in excess of $10,000, in premiums per annum;

(ix) that provides for indemnification of any officer or director by any Acquired Company;

(x) that is a settlement, conciliation or similar agreement with any Governmental Entity;

(xi) that (A) restricts the ability of any Acquired Company to compete in any business or with any Person in any geographical area, (B) requires any Acquired Company to conduct any business on a “most favored nation” basis with any Third Party, or (C) provides for “exclusivity” or any similar requirement in favor of any Third Party (excluding law firm retainer agreements entered into in the ordinary course of business);

(xii) that provides for the acquisition or disposition of any assets (other than acquisitions or dispositions of assets in the ordinary course of business), businesses (whether by merger, sale of stock, sale of assets or otherwise) or capital stock or other equity interests of a Third Party that (A) has not yet been consummated or (B) has outstanding any purchase price adjustment, “earn-out,” indemnification or similar obligations on the part of any Acquired Company;

(xiii) that is an active contract with a Governmental Entity;

(xiv) that is for the purchase, lease or sublease of any real property; and

(xv) that is a partnership, joint venture or other similar Contract material to the Company and its Subsidiaries, taken as a whole.

(b) Each Contract, arrangement, commitment or understanding of the type described above in this Section 4.8, whether or not set forth in Section 4.8 of the Company Disclosure Schedule is referred to herein as a “Material Contract.” Except Material Contracts that have expired or terminated by their terms, as of the date hereof, all of the Material Contracts are valid and binding on the Acquired Companies, as the case may be, and, to the Knowledge of the Company, each other party thereto, as applicable, and in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity. As of the date hereof, no Acquired Company has, and to the Knowledge of the Company, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under any Material Contract, except for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect and no Acquired Company has received written notice of any of the foregoing.

Section 4.9. Government Grants. No Acquired Company has received any grant, investment, subsidy or financial assistance from any Governmental Entity.

Section 4.10. Compliance.

(a) Each of the Acquired Companies is and, since January 1, 2016, has been in compliance with all Laws applicable to it, and, since January 1, 2016, has not received any written notice alleging any violation with respect to any applicable Laws, except as, individually or in the aggregate, has not had, and would not be reasonably expected to have, a Company Material Adverse Effect.

(b) Each of the current product candidates of any Acquired Company and each product candidate being manufactured by any Acquired Company for a Third Party is being, and at all times has been, developed, tested, manufactured, marketed, sold, labeled and stored, as applicable, in compliance (other than immaterial noncompliance) with the Federal Food, Drug and Cosmetic Act, the Controlled Substances Act, and applicable regulations enforced by the U.S. Food and Drug Administration, or the U.S. Drug Enforcement Administration and comparable applicable Laws and regulations outside of the United States, including those requirements relating to current good manufacturing practices, good laboratory practices and good clinical practices, as applicable. To the extent the foregoing representation and warranty is made with respect to activities conducted by Third Parties, such representation and warranty is made solely to the Knowledge of the Company.

(c) None of the Acquired Companies or any of their respective directors, officers or employees, or, to the Knowledge of the Company, any of their agents or distributors, has, at any time since January 1, 2016, violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act of 2010 or any comparable foreign Law relating to anti-bribery or corruption matters (collectively, the “Anti-Corruption Laws”). Since January 1, 2016, none of the Acquired Companies or any of their respective directors, officers or employees, or, to the Knowledge of the Company, any of their agents or distributors, has paid or given, offered or promised to pay or give, or authorized or ratified the payment or giving, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other government official or employee or any political party or agent or candidate for political office or Governmental Entity for the direct or indirect purpose of influencing any act or decision of such Person or of the Governmental Entity to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage that has or would be reasonably expected to result in a violation of applicable Laws.

(d) Each of the Acquired Companies is in compliance in all material respects with each of the Anti-Corruption Laws applicable to any Acquired Company. Since January 1, 2016, none of the Acquired Companies has, to the Knowledge of the Company, been investigated by any Governmental Entity with respect to, and, since January 1, 2016, none of the Acquired Companies has been given notice by a Governmental Entity of, any violation by any of the Acquired Companies of any of the Anti-Corruption Laws. None of the Acquired Companies nor any Company Associate authorized to act, and acting, or, to the Knowledge of the Company, purporting to act, on behalf of an Acquired Company has paid or given, offered or promised to pay or give, or authorized or ratified the payment or giving, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other government official or employee or any political party or candidate for political office or Governmental Entity for the direct or indirect purpose of influencing any act or decision of such Person or of the Governmental Entity to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage that has resulted in or would reasonably be expected to result in a violation of applicable Law. For purposes of this provision, an “official or employee” includes any official or employee of any directly or indirectly government-owned or -controlled entity, and any officer or employee of a public international organization, as well as any Person known to be acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

(e) The Acquired Companies are and have been in material compliance with applicable DP Laws.

Section 4.11. Legal Proceedings; Orders.

(a) Since January 1, 2016, there has been no Legal Proceeding pending (or, to the Knowledge of the Company, threatened) against any of the Acquired Companies that is or would reasonably be expected by the Company to have a Company Material Adverse Effect.

(b) As of the date hereof, there has not been any Order, applicable to any of the Acquired Companies, under which any of them is subject to any ongoing obligation that is expected by the Company or would reasonably be expected to have a Company Material Adverse Effect.

(c) As of the date hereof, to the Knowledge of the Company, there has not been any pending or threatened investigation by any Governmental Entity with respect to any of the Acquired Companies that is or would reasonably be expected by the Company to have a Company Material Adverse Effect.

Section 4.12. Tax Matters.

(a) The Acquired Companies have filed with the appropriate Governmental Entities all material Tax Returns (including relating to income taxes, franchise taxes, sales and use taxes and payroll taxes) that are required to be filed by them and all such Tax Returns are complete and accurate in all material respects; provided, however, that regardless of what may be reported on any such Tax Returns, the Acquired Companies makes no representation regarding (A) the amount of any net operating losses, Tax credit, or charitable contribution carryovers that are available to them or have been reported by the Acquired Companies for any federal, state or other Tax purposes, or (B) any limitation on use by the Acquired Companies of any net operating losses, Tax credit, or charitable contribution carryovers that might apply either before or after the Effective Time under Code Section 382 or any other applicable limitations under any Tax laws. All Taxes due and owing by any of the Acquired Companies (whether or not shown to be due on any Tax Returns) have been timely paid, except for unpaid Taxes that do not in aggregate exceed $50,000. None of the Acquired Companies currently is the beneficiary of any extension of time within which to file any Tax Return other than customary extensions for which no approval is required. There are no security interests or other Encumbrances on any of the assets of any of the Acquired Companies that arose in connection with any failure (or alleged failure) to pay any Tax, other than statutory liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(b) Each of the Acquired Companies has timely withheld and paid to the appropriate Governmental Entity all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Third Party.

(c) Each of the Acquired Companies has established (and until the Closing Date will maintain) on its books and records reserves adequate to satisfy all liabilities for Taxes through the Closing Date that are not yet due and payable and are required to be accrued in accordance with GAAP.

(d) There is no dispute concerning any material Tax liability of any of the Acquired Companies raised by any Governmental Entity in writing to any Acquired Company that remains unpaid, and none of the Acquired Companies has received written notice of any threatened audits or investigations relating to any Taxes.

(e) Since January 1, 2013, no written claim has been made by a Governmental Entity in a jurisdiction where Tax Returns are not filed by or with respect to any of the Acquired Companies that any of the Acquired Companies is or may be subject to taxation by that jurisdiction.

(f) None of the Acquired Companies has waived any statute of limitations in respect of Taxes or agreed to, or requested, any extension of time with respect to a Tax assessment or deficiency, in each case that is currently in effect. None of the Acquired Companies has granted any power of attorney with respect to Taxes or Tax Returns that is currently in force.

(g) There is no agreement relating to the allocating or sharing of Taxes (including Tax indemnity arrangements) to which any of the Acquired Companies is a party other than customary agreements entered into in the ordinary course of business the principal purpose of which does not related to Taxes.

(h) None of the Acquired Companies (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar provision of Law to which any of the Acquired Companies may be subject, other than the affiliated group of which the Company is the common parent or (ii) has any liability for the Taxes of any Person (other than any Acquired Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law) as a transferee or successor, by contract or otherwise.

(i) No closing agreements, private letter rulings or similar agreements or rulings have been entered into or issued by any Governmental Entity with respect to any Acquired Company which would be binding following the Merger, and no such agreements or rulings have been applied for and are currently pending.

(j) None of the Acquired Companies has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(k) None of the Acquired Companies has been a “distributing corporation” or a “controlled corporation” in a distribution that was intended to qualify, in whole or in part, under Sections 355(a) of the Code nor have any distributions been made that would fall within similar provisions of Law to which any of the Acquired Companies may be subject.

(l) None of the Acquired Companies will be required, as a result of (i) a change in accounting method for a Tax period (or a portion thereof) ending on or before the Closing Date, to include any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) in taxable income for any Tax period beginning on or after the

Closing Date or (ii) (A) any “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or foreign states Law) executed prior to the Closing Date, (B) any installment sale entered into prior to the Closing or prepaid amount received prior to the Closing Date outside the ordinary course of business or (C) any election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Law), to include any material item of income or exclude any material item of deduction from Tax liability in any Tax period (or portion thereof), beginning after the Closing Date.

(m) No charge to Tax will arise on any Acquired Company, nor shall any Acquired Company suffer any clawback of a relief, as a result of entry into or completion of this Agreement or the occurrence of any of the transactions contemplated thereby.

Notwithstanding anything to the contrary in the other provisions of this Agreement, this Section 4.12 and Section 4.13 (to the extent it relates to Taxes) contain the only representations and warranties by the Company with respect to Taxes in this Agreement.

Section 4.13. Employee Benefit Plans.

(a) Section 4.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each Company Benefit Plan and, with respect to each such Company Benefit Plan that covers individuals located outside of the United States (each, an “International Plan”), the name or names of the country with respect to which such International Plan relates.

(b) With respect to each International Plan that covers individuals located in the United Kingdom:

(i) Each of the Acquired Companies has paid all contributions due from it under the pension scheme known as the Juniper Pharma Services Pension Plan Operated by Legal and General.

(ii) Each Acquired Company has complied with its automatic enrolment obligations under Part 1 of the Pensions Act 2008.

(iii) None of the Acquired Companies is or has been an employer in relation to any defined benefit pension scheme and no Acquired Company is or has been connected with, or is or has been an associate of an employer (within the meaning of sections 249 and 435 Insolvency Act 1986 respectively) in relation to any defined benefit occupational pension scheme.

(iv) No contribution notice or financial support direction has been issued by the Pensions Regulator against any of the Acquired Companies and no debt has been triggered under section 75 or 75A Pensions Act 1995 by or in respect of any of the Acquired Companies. There are no circumstances which are likely to give rise to a liability on any Acquired Company or Parent arising out of the operation of sections 38 to 57 (inclusive) Pensions Act 2004.

(c) With respect to each Company Benefit Plan, a complete and correct copy of each of the following documents (if applicable and reasonably available to the Company) has been made available to Parent: (i) the most recent plan documents (or a written description thereof if not reduced to writing) and all material amendments thereto and all related insurance contracts, trust agreements or documentation pertaining to other funding vehicles, (ii) the most recent summary plan description, and all related summaries of material modifications thereto, (iii) the most recently filed IRS Form 5500 (including schedules and attachments) and the most recently prepared actuarial reports and financial statements, (iv) the most recent IRS determination or opinion letter issued with respect to each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, (v) all material correspondence with any Governmental Entity during the past three (3) years and (vi) with respect to each International Plan, any applicable materials that are substantially comparable (taking into account differences in applicable differences in applicable Law and practice) to the materials required to be provided pursuant to clauses (ii), (iii) and (iv) of this Section 4.13(c).

(d) None of the Acquired Companies nor any ERISA Affiliate thereof sponsors, maintains or contributes or is obligated to contribute to, or has any liability under or with respect to, any (i) “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) “pension plan” subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code or otherwise subject to Title IV of ERISA, (iii) “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or (iv) “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA). None of the Acquired Companies has any liability by reason of it at any time being considered a single employer with any other Person under Section 414 of the Code.

(e) Each Company Benefit Plan that covers individuals in the United States (each, a “U.S. Company Benefit Plan”) and that is not a PEO Plan, and to the Knowledge of the Company, each PEO Plan, intended to be qualified under Section 401(a) of the Code has either received or is permitted to rely upon a favorable determination or opinion letter from the IRS as to its qualified status or has applied (or has time remaining in which to apply) to the IRS for such a determination letter or has been established under an IRS pre-approved plan for which an IRS opinion letter has been obtained by the plan sponsor and, to the Knowledge of the Company, nothing has occurred, whether by action or failure to act, that has adversely affected or would reasonably be expected to adversely affect the qualification of such U.S. Company Benefit Plan.

(f) Each Company Benefit Plan that is not a PEO Plan, and to the Knowledge of the Company, each PEO Plan, has been maintained, funded and administered in accordance with their terms and with the requirements prescribed by applicable Laws, including ERISA and the Code, except where failure to so maintain, fund and administer would not reasonably be expected to have a Company Material Adverse Effect. With respect to each Company Benefit Plan that is not a PEO Plan, and to the Knowledge of the Company, each PEO Plan, all required payments, premiums, contributions, distributions, reimbursements or accruals for all periods (or partial periods) ending prior to or as of the Effective Time shall have been made in all material respects and all contributions, assessments, premiums, and other payments for any period ending on or before the Effective Time that are not yet due have been made or properly accrued in all material respects.

(g) There are no pending suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, audits, investigations, administrative or other proceedings relating to any Company Benefit Plan that is not a PEO Plan, or to Knowledge of the Company, relating to any PEO Plan and, to the Knowledge of the Company, there are no threatened suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, audits, investigations, administrative or other proceedings relating to any Company Benefit Plan.

(h) Except as contemplated by Section 3.7, the consummation of the Transactions will not (either alone or together with any other event) (i) entitle any current or former employee, officer, director, consultant or independent contractor of any Acquired Company to any severance pay, unemployment compensation or benefits under any Company Benefit Plan; (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation or equity-based award; (iii) trigger any funding (through a grantor trust or otherwise) of compensation or benefits under any Company Benefit Plan; or (iv) trigger any payment, increase the amount payable or trigger any other obligation pursuant to any Company Benefit Plan.

(i) With respect to each U.S. Company Benefit Plan:

(i) Neither the execution and delivery of this Agreement nor the consummation of the Transactions would (either alone or in conjunction with any other event) give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

(ii) No Acquired Company has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of any Acquired Company except as required to comply with Section 4980B of the Code or any similar state law provision.

(iii) Each Company Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been operated and maintained in material compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder.

(iv) To the Knowledge of the Company, no “party in interest” or “disqualified person” with respect to any of the Company Benefit Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA that would cause the Company or any of its Subsidiaries to incur any material liability.

(j) To the Knowledge of the Company, each International Plan (i) if intended to qualify for special Tax treatment, meets all the requirements for such treatment and (ii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully-funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable Law and accounting principles.

Section 4.14. Labor Matters.

(a) General.

(i) Each of the Acquired Companies (and TriNet, with respect to those individuals co-employed by any Acquired Company through TriNet) is, and, since January 1, 2016, has been in material compliance with all applicable Laws and Orders governing labor, employment or employment practices with respect to Employees or other Workers, including the FLSA, the Davis Bacon Act, the Walsh Healey Act or the Service Contract Act, 1964 Civil Rights Acts, the Equal Pay Act, the ADEA, the ADA, the FMLA, the FLSA, ERISA, GINA, Section 1981, the WARN Act and, without limitation, all other Laws, relating to terms and conditions of employment, the hiring, retention, employment, engagement or termination of employees, health and safety, wages, hours of work, overtime, breaks, benefits, child labor, immigration, employment discrimination, harassment, retaliation, disability rights and benefits, equal opportunity, workers compensation, affirmative action, plant closures and layoffs, the hiring and retention of whistle-blowing, the hiring and retention of employees with the right to work in the United States, including I-9 compliance, affirmative action, labor relations, staff representation, workers’ compensation, employee leave issues, unemployment insurance, classification of employees or other Workers, collective bargaining and employee privacy.

(ii) None of the Acquired Companies (or TriNet, with respect to those individuals co-employed by any Acquired Company through TriNet) is delinquent in payment to any current or former Employee or Worker of any of the Acquired Companies with respect to any wages, salaries, fees, commissions, bonuses, benefits, compensation, entitlements and outgoings, employer pension contributions, overtime, cashouts of accrued unused paid time off or leave, change of control and severance or any other amounts due upon termination of their employment or engagement, except to the extent there are wages that have not yet been paid for the current pay period.

(iii) To the Knowledge of the Company, since January 1, 2015, no Employee of any of the Acquired Companies has materially breached any non-disclosure agreement, non-competition agreement or any other restrictive covenant agreement with a former employer relating to either (i) the right of any such Employee to be employed or engaged by any of the Acquired Companies, or (ii) the use of any Trade Secret or proprietary information belonging to any Third Party.

(iv) The Company has made available to Parent a complete and accurate list of each Employee of each Acquired Company, stating, as applicable, such employee’s (A) name, (B) job title, (C) employing entity, (D) current remuneration (including any salary, bonus and target incentive compensation or other rate of pay) and (E) full-time or part-time status, at will, permanent or temporary status.

(v) The Company has made available to Parent a complete and accurate list of each Worker and each Acquired Company Worker of each Acquired Company who provides services for any Acquired Company (other than with respect to tax, accounting and legal services or services which are exclusively related to the Transactions) and sets forth for each such Worker and Acquired Company Worker the invoices received by the Company for such services provided during 2017 and 2018.

(vi) The Company has made available to Parent a complete and accurate list of all Employees, of each Acquired Company covered by any written employment, severance, change-in-control, or retention agreement and any non-competition, non-solicitation, confidentiality, Intellectual Property rights or similar agreement with any Acquired Company, and the Company has provided or made available to Parent current and complete forms of each such agreement.

(vii) Complete and accurate copies of all standard contracts, handbooks, and policies that apply to the employment of any of the Employees of the Acquired Companies have been made available to Parent.

(viii) No Employee of any Acquired Company is subject to a current disciplinary warning.

(ix) Since January 1, 2016, (A) no Employee of any Acquired Company has been represented by any union or labor organization, works council or other employee representative body (a “Union”); (B) there are no recognition agreements with respect to any Employee of any Acquired Company; (C) to the Knowledge of the Company, there have been no activities or proceedings of any Union to organize any Employee or Worker of any Acquired Company, nor any representative petition of any Union pending or, to the Knowledge of the Company, threatened with respect to any Employee of any Acquired Company; and (D) there has been no strike, lockout, slowdown, picketing, walkout or work stoppage by any Employee of any Acquired Company against any Acquired Company pending or, to the Knowledge of the Company, threatened, against any Acquired Company. None of the Acquired Companies is a party to, or currently negotiating, any collective bargaining agreement, or memorandum of understanding.

(x) No current Employee of any of the Acquired Companies, at the level of Vice President or above or with an annual salary in excess of $100,000, has notified any of the Acquired Companies of an intention to terminate his or her employment with any of the Acquired Companies.

(xi) No Legal Proceeding by any current or former Employee or Worker of any of the Acquired Companies (including Legal Proceedings for unpaid wages, bonuses, commissions, employment withholding taxes, penalties, unpaid overtime, child labor or record keeping violations, and affirmative action, workers’ compensation, discrimination, harassment, victimization or retaliation Legal Proceedings) has been pending at any time since January 1, 2016 or, to the Knowledge of the Company, is threatened against any of the Acquired Companies or any of their respective employees, officers or directors and there is no circumstance likely to give rise to such Legal Proceedings. No wrongful discharge, wrongful dismissal, unfair dismissal, alleged breach of any express or implied contract of employment, retaliation, libel, slander or other Legal Proceeding by any current or former Employee or Worker of any of the Acquired Companies that arises out of the employment or other relationship between any of the Acquired Companies and their respective Employees or Workers has been pending at any time since January 1, 2016 or, to the Knowledge of the Company, is threatened against any of the Acquired Companies. Since January 1, 2016, none of the Acquired Companies (or TriNet, with respect to those individuals co-employed by any Acquired Company through TriNet) has received notice of any lawsuit, investigation, charge, complaint, or proceeding against it in any form before a Governmental Entity or arbitrator alleging violation of any Law or Order governing labor, employment, employment practices or the appointment of workers, including those Laws or Orders set forth in Section 4.14(a)(i), nor is any such lawsuit, investigation, charge, complaint, or proceeding pending or, to the Knowledge of the Company, otherwise threatened or likely.

(b) U.S. Labor Matters.

(i) All current and former Employees of any of the Acquired Companies who are classified as exempt under the FLSA and other applicable Laws are properly classified in all material respects as such under the FLSA and such other applicable Laws. All individuals characterized and treated by any of the Acquired Companies as independent contractors or consultants are properly classified in all material respects as such under all applicable Laws. No current or former Worker of any of the Acquired Companies has any basis to claim status as an Employee of any of the Acquired Companies nor has asserted such a claim.

(ii) Since January 1, 2016, none of the Acquired Companies, individually or collectively, or as a result of its or their relationship with any other entity, has violated the WARN Act.

(iii) Since January 1, 2016, none of the Acquired Companies (or TriNet, with respect to those individuals co-employed by any Acquired Company through TriNet) has effectuated or experienced (as defined in the WARN Act) (A) a “plant closing” affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (B) a “mass layoff” affecting any site of employment or one or more facilities or operating units within any site of employment or facility, or (C) individual or collective layoffs or employment terminations, or a reduction of hours sufficient in number to trigger application of or obligations under the WARN Act. Each of the Acquired Companies has complied in all respects with the obligations (including the provision of proper notice, payment and benefits) under the WARN Act.

(iv) The employment of each Employee of each Acquired Company in the United States is “at will” and may be terminated by the applicable Acquired Company at any time, for any reason or for no reason, in accordance with applicable Law.

(c) UK Labor Matters.

(i) No contract of any Employee or Acquired Company Worker of any Acquired Company materially deviates from the standard contracts, handbooks, policies and other documents made available to Parent. Within the twelve (12) months preceding the date of this Agreement, no material disciplinary action has been taken against, and no material grievance procedure has been initiated by, any current or former Employee of any Acquired Company.

(ii) Each Acquired Company maintains wage and work authorization records as required by Law.

(iii) During the twelve (12) months ending on the date of this Agreement, none of the Acquired Companies has been party to a Relevant Transfer.

Section 4.15. Environmental Matters. Except for such matters that individually and in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect: (i) each of the Acquired Companies is and has been in compliance with all applicable Environmental Laws and possesses and is and has been in compliance with all required Environmental Permits, (ii) there is no Environmental Claim pending or, to the Knowledge of the Company, threatened in writing against any of the Acquired Companies, (iii) to the Knowledge of the Company, none of the Acquired Companies nor any of their predecessors has owned or operated any property or facility that is or has been contaminated by any Hazardous Materials, or is liable for or caused any release or threatened release of Hazardous Materials at any property currently or formerly owned or operated by any of the Acquired Companies or any of their respective predecessors, or at any offsite disposal location in connection with the current or past operations of any of the Acquired Companies or their respective predecessors, which in each case would reasonably be expected to result in an Environmental Claim, (iv) to the Knowledge of the Company, there has been no exposure of any Person to any Hazardous Material, pollutant or contaminant in connection with the current or former properties, operations or activities of any of the Acquired Companies, (v) none of the Acquired Companies has received any written notice of violation from any Governmental Entity alleging that any of the Acquired Companies or any of their respective predecessors is in violation of, or liable under, any Environmental Law, or regarding any Hazardous Materials and (vi) none of the Acquired Companies has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any liability of any other Person relating to Environmental Law or Hazardous Materials.

Section 4.16. Insurance. From January 1, 2016 through the date hereof, none of the Acquired Companies has received any written communication notifying the Company of any (a) premature cancellation or invalidation of any insurance policy held by any Acquired Company (except with respect to policies that have been replaced with similar policies), (b) written refusal of any coverage or rejection of any material claim under any insurance policy held by any of the Acquired Companies, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy held by the Company. As of the date hereof, there is no pending material claim by any Acquired Company against any insurance carrier under any insurance policy held by any Acquired Company. Except as would not reasonably be expected to have a Company Material Adverse Effect, all insurance policies of any of the Acquired Companies relating to the businesses, assets and operations of any of the Acquired Companies are in full force and effect, are sufficient to comply with applicable Law and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which any of the Acquired Companies operate and there is no existing default or event which, and the Acquired Companies have not taken or failed to take any action that, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder.

Section 4.17. Authority; Binding Nature of Agreement. The Company has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The Company Board has (a) approved and declared advisable this Agreement and the Transactions, including the Offer and the Merger, (b) determined that the Transactions, including the Offer and the Merger, are in the best interests of the Company and its stockholders, (c) agreed that this Agreement will be effected under Section 251(h) of the DGCL, (d) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock to Merger Sub pursuant to the Offer and (e) authorized the Company and its officers to take any and all reasonable actions to further the foregoing objectives and the covenants of the Company set forth in this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement. This Agreement has been duly executed and delivered on behalf of the Company and, assuming the due authorization, execution and delivery of this Agreement on behalf of Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 4.18. No Vote Required. Assuming the Transactions are consummated in accordance with Section 251(h) of the DGCL and assuming the accuracy of Parent and Merger Sub’s representation and warranty set forth in Section 5.5, no stockholder vote or consent is needed to authorize this Agreement or to consummate the Transactions.

Section 4.19. Non-Contravention; Consents. Except, in the case of clauses (b) and (c) of this Section 4.19, for violations and defaults that would not have a Company Material Adverse Effect, the execution and delivery of this Agreement by the Company, the acquisition of Company Common Stock by Merger Sub pursuant to the Offer and the consummation by the Company of the Merger will not: (a) cause a violation of any of the provisions of the Organizational Documents of any Acquired Company; (b) cause a violation by the Company of any Legal Requirement applicable to the business of any Acquired Company; or (c) cause a default on the part of any Acquired Company under any Material Contract. Except as may be required by the Exchange Act, the DGCL, the listing requirements of NASDAQ, the HSR Act or other applicable Antitrust Laws, none of the Acquired Companies is required to make any filing with or to obtain any consent from any Person at or prior to the Acceptance Time in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Offer or the Merger, except where the failure to make any such filing or obtain any such consent would not have a Company Material Adverse Effect.

Section 4.20. Section 203 of the DGCL. The Company Board has taken or will take all action necessary to render Section 203 of the DGCL inapplicable to the Transactions and the Transaction Documents, including the Offer and the Merger.

Section 4.21. Opinion of Financial Advisor. The Company Board has received the opinion of Rothschild Inc. to the effect that, as of the date of such opinion and based on and subject to the matters set forth therein, the Offer Price to be received by the holders of Company Common Stock (other than Parent, Merger Sub and their respective Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders. A copy of such written opinion shall be provided to Parent solely for informational purposes promptly after receipt thereof by the Company.

Section 4.22. Brokers. No broker, finder or investment banker (other than Rothschild Inc.) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Offer or the Merger, or any of the other Transactions based upon arrangements made by or on behalf of the Company. A complete and accurate copy of the engagement letter between the Company and Rothschild Inc. has been made available to Parent prior to the date hereof.

Section 4.23. Anti-Takeover Provisions. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth herein, none of the restrictions on “business combinations” set forth in Section 203 of the DGCL, any rights agreement or “poison pill” arrangement or any other takeover, anti-takeover, moratorium, “fair price,” “control share,” or similar Law applicable to the Company apply to this Agreement, the Merger or the other Transactions.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

Section 5.1. Due Organization and Good Standing. Each of Parent and Merger Sub is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Law of the jurisdiction of its organization, has full corporate or limited liability company power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and is duly qualified or licensed to do business as a foreign corporation or company and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except in each case as would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.2. Legal Proceedings; Orders.

(a) There is no Legal Proceeding pending (or, to the knowledge of Parent, being overtly threatened) against Parent or Merger Sub that would adversely affect Parent’s or Merger Sub’s ability to perform any of its obligations under, or consummate any of the Transactions.

(b) There is no court Order or judgment to which Parent or Merger Sub is subject that would adversely affect Parent’s or Merger Sub’s ability to perform any of its obligations under, or consummate any of the Transactions.

(c) No investigation by any Governmental Entity with respect to Parent, Merger Sub or any other Affiliate of Parent is pending or, to the knowledge of Parent, is being overtly threatened, other than any investigation that would not materially and adversely affect Parent’s or Merger Sub’s ability to consummate any of the Transactions.

Section 5.3. Authority; Binding Nature of Agreement.

(a) Parent has the requisite power and authority to enter into and to perform its obligations under this Agreement. The board of directors of Parent has (i) determined that the Transactions, including the Offer and the Merger, are in the best interests of, Parent, and (ii) authorized and approved the execution, delivery and performance of this Agreement by Parent. The execution and delivery of this Agreement by Parent and performance of its obligations hereunder and the consummation by Parent of the Transactions have been duly authorized by all necessary action on the part of Parent, and no other proceeding, approval, permit, consent, declaration, registration or authorization by or in respect of, or filing with, any Governmental Entity on the part of Parent are necessary, required or advisable, directly or indirectly, to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered on behalf of Parent and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) Merger Sub is a newly formed, wholly owned Subsidiary of Parent and has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The board of directors of Merger Sub has (i) determined that the Transactions, including the Offer and the Merger, are fair to, and in the best interests of, Merger Sub and its stockholder, (ii) declared this Agreement and the Transactions, including the Offer and the Merger, advisable, and (iii) authorized and approved the execution, delivery and performance of this Agreement by Merger Sub. The execution and delivery of this Agreement by Merger Sub and the performance of its obligations hereunder and the consummation by Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Merger Sub, and no other proceeding, approval, permit, consent, declaration, registration or authorization by or in respect of, or filing with, any Governmental Entity on the part of Merger Sub are necessary, required or advisable, directly or indirectly, to authorize the execution, delivery and performance of this Agreement other than, with respect to the Merger, the filing and recordation of the appropriate merger documents as required by the DGCL. Parent, as the sole stockholder of Merger Sub, will vote to adopt this Agreement immediately after the execution and delivery of this Agreement. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 5.4. Non-Contravention; Consents. Except for violations and defaults that would not adversely affect Parent’s or Merger Sub’s ability to perform any of its obligations under, or consummate any of the Transactions, the execution and delivery of this Agreement by Parent and Merger Sub, and the consummation of the Transactions, will not: (i) cause a violation of any of the provisions of the Organizational Documents of Parent or Merger Sub; (ii) cause a violation by Parent or Merger Sub of any Legal Requirement applicable to Parent or Merger Sub; or (iii) cause a default on the part of Parent or Merger Sub under any material contract to which it is a party. Except as may be required by the Exchange Act, the DGCL, the HSR Act or other applicable Antitrust Laws, neither Parent nor Merger Sub, nor any of Parent’s other Affiliates, is required to make any filing with or to obtain any consent from any Person at or prior to the Acceptance Time or the Effective Time in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of any of the Transactions, except where the failure to make any such filing or obtain any such consent would not adversely affect Parent’s or Merger Sub’s ability to perform any of its obligations under, or consummate any of the Transactions. No vote of Parent’s equityholders is necessary to adopt this Agreement or to approve any of the Transactions.

Section 5.5. Not an Interested Stockholder. Neither Parent nor any of its “affiliates” or “associates” is, or has been within the last three (3) years, an “interested stockholder” (in each case as such terms are defined in Section 203 of the DGCL) of the Company. Neither Parent nor any of Parent’s Subsidiaries directly or indirectly owns, and at all times within the last three (3) years, neither Parent nor any of Parent’s Subsidiaries has directly or indirectly owned, beneficially or otherwise, any Company Common Stock or any securities, contracts or obligations convertible into or exchangeable for Company Common Stock.

Section 5.6. Financing.

(a) Parent has and will have, and will cause Merger Sub to have, at the Acceptance Time and the Closing the funds necessary to consummate the Offer, the Merger and the other transactions contemplated herein, including payment in cash of the aggregate Offer Price at the Acceptance Time and the aggregate Merger Consideration on the Closing Date and to pay all related fees and expenses.

(b) Without limiting Section 9.10, in no event shall the receipt or availability of any funds or financing by or to Parent, Merger Sub or any of their respective Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

Section 5.7. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.8. Merger Sub. As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a Subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions, and, prior to the Effective Time, Merger Sub will have engaged in no business and have no Liabilities or obligations other than in connection with the Transactions. There are no Legal Proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, including Merger Sub, that would reasonably be expected to have a Parent Material Adverse Effect.

ARTICLE 6

COVENANTS

Section 6.1. Interim Operations of the Company. The Company agrees that, during the period from the date hereof through the earlier of the Acceptance Time or the date of termination of this Agreement, except (i) to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as set forth in the Company Disclosure Schedule, (iii) as contemplated or permitted by this Agreement, (iv) as may be necessary or appropriate to carry out the Transactions or (v) as required by any Law or by the rules or regulations of NASDAQ, the Company shall, and shall cause each of the other Acquired Companies to, (A) conduct its and their respective businesses in the ordinary course, consistent with past practice, and use its and their commercially reasonable efforts to (x) preserve intact its and their Intellectual Property business organization and assets, (y) keep available the services of its current officers and employees and (z) maintain satisfactory relationships with customers, lenders, suppliers, licensors, licensees, distributors and others having business relationships with the Company, and (B) without limiting the generality of the foregoing, the Company shall not, and shall cause each of its Subsidiaries not to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend the Company Certificate of Incorporation, the Company Bylaws or other comparable charter or Organizational Documents of the Company’s Subsidiaries (whether by merger, consolidation or otherwise);

(b) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of any Acquired Company, other than (x) dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent and (y) distributions resulting from the vesting or exercise of Company Compensatory Awards, (ii) split, combine or reclassify any capital stock of the Company or its Subsidiaries, (iii) except as otherwise expressly provided in Section 6.1(c), issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of any Acquired Company, (iv) purchase, redeem or otherwise acquire any security of any Acquired Company, except for acquisitions of shares of Company Common Stock by the Company in satisfaction by holders of Company Compensatory Awards of the applicable exercise price or withholding taxes with respect to any Company Compensatory Awards, or (v) enter into any amendment or other modification to the material terms of any material indebtedness for borrowed money of any of the Acquired Companies;

(c) (i) issue, deliver, sell, grant, pledge, transfer, subject to any Encumbrance or dispose of any security of any Acquired Company, other than (w) the issuance of shares of Company Common Stock upon the exercise or settlement of Company Compensatory Awards that are outstanding on the date hereof, in accordance with the terms of the Company Compensatory Award as in effect on the date hereof, (x) grants or awards of Company securities made in the ordinary course of business, (y) grants or awards of Acquired Company securities to new hires made in the ordinary course of business consistent with past practice (but in no event may the aggregate number of shares of Company Common Stock to which such Company Compensatory Awards relate exceed 100 shares of Company Common Stock), or (z) grants or awards of Acquired Company securities required to be made pursuant to the terms of existing Company Benefit Plans in effect as of the date hereof and consistent with past practice, or (ii) amend any term of any security of the Acquired Companies (in each case, whether by merger, consolidation or otherwise), other than in accordance with the terms of the Company Compensatory Awards in effect as of the date hereof;

(d) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, each with respect to the Acquired Companies;

(e) except as required under any Company Benefit Plan or applicable Law, as necessary to maintain the qualified status of a Company Benefit Plan or as listed in Section 6.1(e) of the Company Disclosure Schedule, (A) increase the salary, wages, benefits, bonuses, or other compensation payable or to become payable to any current or former employee or director of any Acquired Company, other than, with respect to employees who are not officers, increases in the ordinary course consistent with past practice; (B) grant any bonus, severance, change in control, retention or similar payments or benefits to any such individual; (C) enter into, terminate or amend any Company Benefit Plan (or any arrangement that would constitute a Company Benefit Plan if in effect on the date hereof); (D) terminate the employment or services of any employee, officer, director or consultant of any Acquired Company, other than terminations of such persons who have an annual base compensation rate below $150,000; or (F) hire or engage any new employee, officer, director or consultant of any Acquired Company, other than hiring or engaging employees who would have an annual base compensation rate below $150,000;

(f) modify, extend or enter into any labor agreement, collective bargaining agreement or other labor-related agreements with any Union;

(g) recognize or certify any Union as the bargaining representative for any employees of the Acquired Companies;

(h) acquire any business, assets or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise), other than one or more acquisitions in the ordinary course of business consistent with past practice that, individually, involve a purchase price of not more than $1,000,000;

(i) except as set forth in the Company’s capital budget provided to Parent prior to the date hereof, make or authorize any capital expenditure, individually, in excess of $1,000,000, or, in the aggregate, in excess of $500,000;

(j) (i) except in the ordinary course of business consistent with past practice (A) amend or modify in any material respect, or waive any material rights under or voluntarily terminate (other than any Material Contract that expires by its terms), any Material Contract, or

(B) enter into any Contract which, if entered into prior to the date hereof, would have been deemed to be a Material Contract;

(k) sell, lease, license, pledge, transfer, subject to any Encumbrance or otherwise dispose of any Intellectual Property assets, assets or properties except (i) pursuant to existing Contracts or commitments, (ii) non-exclusive licenses or other rights of Intellectual Property assets to its customers, contractors, partners or suppliers in the ordinary course of business, (iii) sales of inventory in the ordinary course of business, or (iv) Permitted Encumbrances incurred in the ordinary course of business;

(l) change any of the accounting methods used by the Company affecting its assets, Liabilities or business, except for such changes that are required by GAAP or Regulation S-X promulgated under the Exchange Act;

(m) (A) incur or assume any long-term or short-term indebtedness except (x) for borrowings not in excess of $100,000 under the Company’s current credit facilities in the ordinary course of business (including with respect to equipment leasing) or (y) in respect of indebtedness owing by any wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company consistent with past practice, or (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than any Acquired Company);

(n) waive any non-competition, non-solicitation or other restrictive covenants applicable to the employees of the Acquired Companies;

(o) (i) settle, release, waive or compromise any Legal Proceeding, other claim, or request, inquiry, or investigation by any Governmental Entity (or threatened Legal Proceeding or other claim), or (ii) commence any Legal Proceeding;

(p) adopt or implement any stockholder rights plan or similar arrangement;

(q) revoke, or amend any material Tax election relating to any of the Acquired Companies, make a material Tax election relating to the Acquired Companies that is inconsistent with past practice, or amend any material position on a Tax Return of the Acquired Companies, enter into any closing agreement with any Tax authority in respect of Taxes of the Acquired Companies, or settle any material claim or assessment relating to Taxes of the Acquired Companies;

(r) make any submissions or enter into any agreements regarding the matter set forth on Section 6.1(r) of the Company Disclosure Schedule or participate in any discussion regarding such matter without first offering Parent reasonable opportunity to participate in such discussion; or

(s) authorize, commit or agree to take any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Acquired Companies prior to the Effective Time.

Section 6.2. No Solicitation.

(a) The Company will not, and shall cause each of its Subsidiaries and the officers and directors of the Company and its Subsidiaries, not to and will instruct, and use reasonable best efforts, to cause its representatives (including any employee, investment banker, attorney, accountant, consultant or other agent or advisor employed by the Company or its Subsidiaries or that provides services in connection with the Offer or the Merger) not to:

(i) solicit, initiate, endorse or knowingly encourage or knowingly facilitate the submission or announcement of any Acquisition Proposal or Acquisition Inquiry or any proposals or offers that constitute or would reasonably be expected to lead to an Acquisition Proposal (including by approving any transaction, or approving any Person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL);

(ii) furnish any information regarding the Company to any Person for the purpose of encouraging, or in response to, an Acquisition Proposal or Acquisition Inquiry;

(iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; or

(iv) approve, recommend or enter into, any letter of intent or similar document, agreement or commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to an Acquisition Proposal (other than any confidentiality agreement contemplated by this Section 6.2).

provided, however, that, notwithstanding anything to the contrary contained in this Agreement, the Company and its representatives may engage in any such discussions or negotiations and provide any such information in response to an unsolicited bona fide written Acquisition Proposal if, and only to the extent that: (A) prior to providing any non-public information or engaging in any discussions or negotiations with any Third Party in response to such Acquisition Proposal, the Company receives from such Third Party (or there is then in effect with such party) an executed Acceptable Confidentiality Agreement; and (B) the Company Board (or a committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal. Prior to or concurrent with providing any non-public information to such Third Party, the Company shall make such non-public information available to Parent (to the extent such non-public information has not been previously made available by the Company to Parent or Parent’s representatives). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Subsidiary of the Company or any of the officers, directors or representatives (including any employee, investment banker, attorney, accountant, consultant or other agent or advisor employed by the Company or its Subsidiaries or that provides services in connection with the Merger) of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.2 by the Company.

(b) If the Company or any of its officers, directors, controlled affiliates and representatives receives an Acquisition Proposal or Acquisition Inquiry, then the Company shall promptly (and in no event later than twenty-four (24) hours after receipt of such Acquisition Proposal or Acquisition Inquiry) notify Parent in writing of such Acquisition Proposal or Acquisition Inquiry (which notification shall include the material terms and conditions thereof), and shall thereafter keep Parent reasonably informed of any material change to the terms of such Acquisition Proposal or Acquisition Inquiry.

(c) The Company shall, and shall ensure that its representatives, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Third Party relating to any Acquisition Proposal or Acquisition Inquiry. The Company also agrees that (i) to the extent it has not previously done so, it will promptly request each Third Party that has executed a confidentiality agreement prior to the date of this Agreement in connection with such Person’s consideration of a transaction involving, or the acquisition of, the Company or any of its Subsidiaries (or any portion thereof) to return or destroy all confidential information heretofore furnished to such Person or its representatives by or on behalf of the Company or any of its Subsidiaries, (ii) the Company and its Subsidiaries shall not release any Third Party from, or terminate, waive, amend or modify any provision of, or grant permission under, any confidentiality or standstill provision in any agreement to which the Company or any of its Subsidiaries is a party, unless the Company Board has determined in good faith after consultation with outside legal counsel that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board, and (iii) subject to the foregoing clause (ii), the Company shall, and shall cause its Subsidiaries to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement.

(d) Nothing contained in this Section 6.2 or elsewhere in this Agreement shall prohibit the Company, the Company Board or their representatives from: (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9(f) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder, provided that any such disclosure does not contain an express Change in Recommendation; (ii) disclosing to the Company’s stockholders any factual information regarding the business, financial condition or results of operations of the Company or the fact that an Acquisition Proposal has been made, the identity of the party making such Acquisition Proposal or the material terms of such Acquisition Proposal (and no such disclosure shall, taken by itself, be deemed to be a Change in Recommendation); or (iii) communicating with any Person (or the representatives of such Person) that makes any Acquisition Proposal or Acquisition Inquiry to the extent necessary to direct such Person to the provisions of this Section 6.2; provided, however, that the Company Board shall not make any Change in Recommendation except in accordance with Section 2.3(e).

Section 6.3. Filings; Other Action.

(a) Each of the Company, Parent and Merger Sub shall: (i) promptly (and in no event later than the date that is ten (10) Business Days after the later of the date hereof and the earliest date permitted) use reasonable best efforts to make and effect all registrations, filings and submissions required to be made or effected by it or otherwise advisable pursuant to the HSR

Act, other applicable Antitrust Laws, the Exchange Act and other applicable Legal Requirements with respect to the Offer and the Merger; (ii) use commercially reasonable efforts to obtain all consents and approvals required from Third Parties in connection with the Transactions; and (iii) use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the Transactions; provided, however, that in no event shall the Company be required to pay, prior to the Effective Time, any fee, penalty or other consideration to any Person (other than a required fee to any Governmental Entity in connection with a filing in support of the Transactions) for any consent or approval required for the consummation of any of the Transactions. Without limiting the generality of the foregoing, each of Parent and Merger Sub (A) shall promptly provide all information requested by any Governmental Entity in connection with the Offer, the Merger or any of the other Transactions and (B) shall use its reasonable best efforts to promptly take, and cause its Affiliates to take, all actions and steps necessary to obtain and secure the expiration or termination of any applicable waiting periods under the HSR Act or other applicable Antitrust Laws and obtain any clearance or approval required to be obtained from the U.S. Federal Trade Commission, the U.S. Department of Justice, any state attorney general, any foreign competition authority or any other Governmental Entity in connection with the Transactions.

(b) Without limiting the generality of anything contained in Section 6.3(a), subject to applicable Legal Requirements, each party hereto shall: (i) give the other parties prompt written notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding by or before any Governmental Entity with respect to the Offer or the Merger or any of the other Transactions; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding; and (iii) promptly inform the other parties of any communication to or from the SEC, the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Entity regarding the Offer or the Merger. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding. In addition, except as may be prohibited by any Governmental Entity or by any Legal Requirement, in connection with any such request, inquiry, investigation, action or Legal Proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or Legal Proceeding. Notwithstanding the foregoing, the Company shall not settle or offer, compromise or agree to settle or compromise any request, inquiry, investigation, action or Legal Proceeding by or before any Governmental Entity with respect to the Offer or the Merger or any of the other Transactions without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) In the event that any litigation or other administrative or judicial action or Legal Proceeding is commenced challenging the Offer or the Merger or any of the other Transactions and such litigation, action or Legal Proceeding seeks, or would reasonably be expected to seek, to prevent the consummation of the Offer or the Merger or the other Transactions, Parent and Merger Sub shall take commercially reasonable actions to resolve any such litigation, action or Legal Proceeding and each of the Company, Parent and Merger Sub shall cooperate with each other and use its respective commercially reasonable efforts to contest any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Offer or the Merger or the other Transactions.

(d) Neither Parent nor Merger Sub shall, nor shall they permit their respective Subsidiaries to, acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition, would reasonably be expected to increase the risk of not obtaining any applicable clearance, consent, approval or waiver under Antitrust Laws with respect to the Offer or the Merger or the other Transactions.

Section 6.4. Access. Upon reasonable advance written notice, the Company shall, and shall cause its Subsidiaries to, afford Parent’s representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to the Acquired Companies’ books and records and, during such period, the Company shall furnish promptly to Parent all readily available information concerning its business as Parent may reasonably request; provided, however, that the Acquired Companies shall not be required to permit any inspection or other access, or to disclose any information, that in the reasonable judgment of the Company could: (a) result in the disclosure of any Trade Secrets of Third Parties; (b) violate any obligation of the Acquired Companies with respect to confidentiality, non-disclosure or privacy; (c) jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine; (d) violate any Legal Requirement; or (e) materially interfere with the conduct of the Acquired Companies’ businesses. No investigation pursuant to this Section 6.4 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All requests for access pursuant to this Section 6.4 must be directed to the Chief Financial Officer of the Company or another person designated in writing by the Company. Notwithstanding anything herein to the contrary, Parent and Merger Sub shall not, and shall cause their respective representatives not to, contact any customer or supplier of the Company in connection with the Offer, the Merger or any of the other Transactions without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), and Parent and Merger Sub acknowledge and agree that any such contact shall be arranged by and with a representative of the Company participating. All information obtained by Parent and its representatives pursuant to this Section 6.4 shall be treated as “Evaluation Material” of the Acquired Companies for purposes of the Confidentiality Agreement.

Section 6.5. Interim Operations of Merger Sub. During the period from the date hereof through the earlier of the Effective Time or the date of termination of this Agreement, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

Section 6.6. Publicity. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent, and thereafter the Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by the Transaction Documents and shall not issue any such press release or make any such public statement without the prior consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed; provided that (i) a party hereto may, without the prior consent of the other parties hereto, issue such press release or make such public statement as may be required by Law or Order or the applicable rules of NASDAQ if it has used its commercially reasonable efforts to consult with the other parties hereto and to obtain such party’s consent but has been unable to do so prior to the time such press release or public statement is so required to be issued or made, (ii) the Company will not be obligated to engage in such consultation with respect to communication that are (1) principally directed to employees, customers, partners or vendors so long as such communications are consistent with previous releases, public disclosures or public statements made jointly by the parties (or individually, if approved the other party), or (2) relating to an Acquisition Proposal, Superior Proposal, Change in Recommendation or “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act. As promptly as practicable following the date of this Agreement and in compliance with applicable Laws, Parent and the Company shall develop a joint plan for communication to the Company’s employees, Workers, customers, suppliers and other strategic Persons about this Agreement and the transactions contemplated by this Agreement and upon development of such plan, Parent and the Company shall comply with such plan. Prior to making any written communications to the employees or Workers of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, the Company shall give reasonable and good faith consideration to any comment made by Parent on such communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

Section 6.7. Other Employee Benefits.

(a) For a period of not less than twelve (12) months (or, if less than twelve (12) months, during the period of the respective employee’s employment) after the Closing Date and consistent with Section 6.7(a) of the Company Disclosure Schedule, Parent shall, or shall cause the Surviving Corporation or other appropriate Acquired Company to, provide to each employee of the Acquired Companies who continues employment with Parent or the Surviving Corporation following the Effective Time and not later terminated by the applicable employer (each, a “Continuing Employee”) with (i) (A) base salary or base hourly wage rate (as applicable) and (B) cash incentive compensation opportunity (including bonuses and commissions), in each case in an amount at least equal to that provided to the Continuing Employee immediately prior to the Effective Time and (ii) other benefits (other than equity awards) that are not substantially less favorable in the aggregate to those provided to each such Continuing Employee immediately prior to the Effective Time. In addition, Parent shall assume and honor, and shall cause the Surviving Corporation and their respective Subsidiaries to assume and honor, the terms of the Company Benefit Plans set forth on Section 6.7(a) of the Company Disclosure Schedule. Parent shall, and shall cause the Surviving Corporation to, provide for terms and conditions of employment for any Continuing Employee in accordance with applicable Law. Subject to the preceding sentence, nothing in this Section 6.7 shall preclude Parent, the Surviving Corporation or other appropriate Acquired Company from making changes to the terms and conditions of employment of any Continuing Employees who become employed by the Surviving Corporation or other appropriate Acquired Company as of the Closing Date or terminating Continuing Employees or other employees in the ordinary course of business, in each case in accordance with the terms of any agreement between the applicable Continuing Employee and any Acquired Company.

(b) Parent shall, or shall cause the Surviving Corporation to, ensure that, as of the Effective Time, each Continuing Employee receives full credit for purposes of eligibility to participate, vesting, benefit accrual, vacation entitlement and severance benefits for service with the Acquired Companies (or predecessor employers to the extent the Company provides such past service credit) under the comparable employee benefit plans, programs and policies of Parent or the Surviving Corporation, as applicable, in which such employees are eligible to participate; provided, however, that the foregoing shall not apply with respect to any defined benefit pension plan or retiree medical benefits or to the extent that its application would result in a duplication of benefits. As of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any applicable Company Benefit Plan as of the Effective Time.

(c) From and after the Effective Time, with respect to each benefit plan maintained by Parent or the Surviving Corporation that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA (each, a “Parent Welfare Plan”) in which any Continuing Employee is or becomes eligible to participate, Parent shall use commercially reasonable efforts to cause each such Parent Welfare Plan to (i) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Parent Welfare Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Company Benefit Plan in which such Continuing Employee was a participant immediately prior to his or her commencement of participation in such Parent Welfare Plan but, with respect to long-term disability and life insurance benefits and coverage, solely to the extent permitted under the terms and conditions of Parent’s applicable insurance contracts in effect as of the Effective Time; provided, however, that for purposes of clarity, to the extent such benefit coverage includes eligibility conditions based on periods of employment, Section 6.7(b) shall control; and (ii) provide each Continuing Employee and their eligible dependents with credit for any co-payments and deductibles paid in the calendar year that, and prior to the date that, such Continuing Employee commences participation in such Parent Welfare Plan in satisfying any applicable co-payment or deductible requirements under such Parent Welfare Plan for the applicable calendar year, to the extent that such expenses were recognized for such purposes under the comparable Company Benefit Plan.

(d) Parent shall, or shall cause the Surviving Corporation to, assume and honor in accordance with their terms all deferred compensation plans, agreements and arrangements, severance and separation pay plans, agreements and arrangements, and all written employment, severance, retention, incentive, change in control and termination agreements (including any change in control provisions therein) applicable to employees of the Acquired Companies and in effect immediately prior to the Effective Time.

(e) If directed by Parent in writing at least ten (10) Business Days prior to the Acceptance Time, the Company shall terminate any and all Company Benefit Plans intended to qualify under Section 401(k) of the Code, effective not later than the Business Day immediately preceding the Acceptance Time. In the event that Parent requests that such 401(k) plan(s) be terminated, the Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to resolutions of the Company Board (the form and substance of which shall be subject to review and reasonable approval by Parent).

(f) Nothing in this Section 6.7 or elsewhere in this Agreement is intended nor shall be construed to (i) be treated as an amendment to any particular Company Benefit Plan, (ii) prevent Parent from amending or terminating any of its benefit plans in the ordinary course or otherwise in accordance their terms, (iii) create a right in any employee to employment with Parent or the Surviving Corporation, or (iv) create any third-party beneficiary rights in any Person with respect to the compensation, terms and conditions of employment or benefits that may be provided to any Continuing Employee by Parent or any Acquired Company or under any benefit plan which Parent, any Acquired Company or the Surviving Corporation may maintain.

Section 6.8. Compensation Arrangements. Prior to the Acceptance Time, the compensation committee of the Company Board (the “Compensation Committee”) will cause each Company Benefit Plan and Company employment agreement pursuant to which consideration is payable to any officer, director or employee who is a holder of any security of the Company to be approved by the Compensation Committee (comprised solely of “independent directors”) in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

Section 6.9. Indemnification; Directors’ and Officers’ Insurance.

(a) For six (6) years after the Acceptance Time, Parent shall, or shall cause the Surviving Corporation to, maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Acceptance Time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that in satisfying its obligation under this Section 6.9(a), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 300% of the amount per annum the Company paid in its last full fiscal year prior to the date hereof (the “Current Premium”) and if such premiums for such insurance would at any time exceed 300% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s good faith judgment, provide the maximum coverage available at an annual premium equal to 300% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by the Company prior to the Acceptance Time, which policies provide such persons currently covered by such policies with coverage for an aggregate period of six years (6) with respect to claims arising from facts or events that occurred on or before the Acceptance Time, including in respect of the Transactions;

provided, however, that the amount paid for such prepaid policies does not exceed 300% of the Current Premium. If such prepaid policies have been obtained prior to the Acceptance Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(b) From and after the Acceptance Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to): (i) indemnify and hold harmless each individual who at the Acceptance Time is, or at any time prior to the Acceptance Time was, a director or officer of the Company or of a Subsidiary of the Company (each an “Indemnified Party”) for any and all costs and expenses (including fees and expenses of legal counsel, which shall be advanced as they are incurred); provided that the Indemnified Party shall have made an undertaking to repay such expenses if it is ultimately determined that such Indemnified Party was not entitled to indemnification under this Section 6.9(b), judgments, fines, penalties or liabilities (including amounts paid in settlement or compromise) imposed upon or reasonably incurred by such Indemnified Party in connection with or arising out of any action, suit or other Legal Proceeding (whether civil or criminal) in which such Indemnified Party may be involved or with which he or she may be threatened (regardless of whether as a named party or as a participant other than as a named party, including as a witness) (an “Indemnified Party Proceeding”) (A) by reason of such Indemnified Party’s being or having been such director or officer or an employee or agent of the Company or any Subsidiary of the Company or otherwise in connection with any action taken or not taken at the request of the Company or any Subsidiary of the Company or (B) arising out of such Indemnified Party’s service in connection with any other corporation or organization for which he or she serves or has served as a director, officer, employee, agent, trustee or fiduciary at the request of the Company (including in any capacity with respect to any employee benefit plan), in each of (A) or (B), whether or not the Indemnified Party continues in such position at the time such Indemnified Party Proceeding is brought or threatened and at, or at any time prior to, the Acceptance Time (including any Indemnified Party Proceeding relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnified Party), to the fullest extent that the Company is permitted to so indemnify officers and directors of the Company under applicable Law; and (ii) fulfill and honor in all respects the obligations of the Company pursuant to: (x) each indemnification agreement in effect as of the date hereof between the Company and any Indemnified Party; and (y) any indemnification provision (including advancement of expenses) and any exculpation provision set forth in the Company Certificate of Incorporation or Company Bylaws as in effect on the date hereof. If Parent fails to comply with its obligations under this Section 6.9(b) and any Indemnified Party commences a suit which results in a determination that Parent failed to comply with such obligation, Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by Indemnified Parties in connection with their enforcement of their rights provided under this Section 6.9. Parent’s and the Surviving Corporation’s obligations under the foregoing clauses (i) and (ii) shall continue in full force and effect for a period of six (6) years from the Acceptance Time; provided, however, that all rights to indemnification, exculpation and advancement of expenses in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. If Parent or the Surviving Corporation fails to comply with its obligations in this Section 6.9(b) and an Indemnified Party commences a suit which results in a determination that Parent or the Surviving Corporation failed to comply with such obligation, Parent shall pay such Indemnified

Party his or her costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest thereon at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment.

(c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.9.

(d) The provisions of this Section 6.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under any certificate of incorporation or bylaws, by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 6.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties shall be Third Party beneficiaries of this Section 6.9).

Section 6.10. Section 16 Matters. Prior to the Effective Time, the Company shall, and shall be permitted to, take all such steps as may reasonably be necessary to cause the Transactions, including any dispositions of shares of Company Common Stock (including any Company Compensatory Awards) by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 under the Exchange Act.

Section 6.11. Transaction Litigation. The Company shall as promptly as reasonably practicable notify Parent in writing of, and shall give Parent the opportunity to (a) participate in the defense and settlement of, any Transaction Litigation, and (b) consult with counsel to the Company regarding the defense, settlement or compromise with respect to any such Transaction Litigation. Without otherwise limiting the Indemnified Parties’ rights with regard to the right to counsel, following the Effective Time, the Indemnified Parties shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by such Indemnified Parties prior to the Effective Time to defend any Transaction Litigation. For purposes of this Section 6.11, “participate” means that Parent will be kept reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to the Transaction Litigation (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise adversely affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith; provided that the Company shall not settle or offer, compromise or agree to settle or compromise any Transaction Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

ARTICLE 7

CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER

The obligation of each party to effect the Merger shall be subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

Section 7.1. Consummation of the Offer. Merger Sub (or Parent on Merger Sub’s behalf) shall have accepted for payment the Company Common Stock validly tendered pursuant to the Offer and not withdrawn.

Section 7.2. No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any Governmental Entity of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

ARTICLE 8

TERMINATION

Section 8.1. Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned:

(a) by mutual written consent of the Company and Parent at any time prior to the Acceptance Time;

(b) by Parent or the Company upon prior written notice to the other at any time after January 3, 2019 (the “End Date”) and prior to the Acceptance Time if the Acceptance Time shall not have occurred on or before the End Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party (or any Affiliate of such party) whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Acceptance Time to have occurred on or before the End Date;

(c) by Parent or the Company upon prior written notice to the other at any time prior to the Acceptance Time if there shall be any Law enacted after the date hereof and remaining in effect that makes the acceptance for payment of, or the payment for, Company Common Stock tendered pursuant to the Offer or the Merger illegal or that prohibits the consummation of the Offer or the Merger, or any court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable Order or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, Company Common Stock tendered pursuant to the Offer or the Merger or prohibiting the consummation of the Offer or the Merger, and such Order shall have become final and non-appealable; provided, however, that to the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party (or any Affiliate of such party) whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Order;

(d) by Parent or the Company upon prior written notice to the other if the Offer (as it may have been extended pursuant to Section 2.1(e)) expires as a result of the non-satisfaction of one or more Offer Conditions, or is terminated or withdrawn prior to the Acceptance Time (to the extent permitted under the terms of this Agreement), without Merger Sub having accepted for payment any Company Common Stock tendered pursuant to the Offer; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the non-satisfaction of any Offer Condition or the termination or withdrawal of the Offer results from the failure of such party (or any Affiliate of such party) to perform any covenant required to be performed by such party (or any Affiliate of such party) at or prior to the Acceptance Time;

(e) by Parent upon prior written notice to the Company at any time prior to the Acceptance Time if the Company Board shall have effected a Change in Recommendation (provided that, any written notice, including pursuant to Section 2.3(e), of the Company’s intention to make a Change in Recommendation in advance of making an Change in Recommendation shall not result in Parent having any termination rights pursuant to this Section 8.1(e) unless such written notice otherwise constitutes a Change in Recommendation); provided, however that Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) unless the notice of termination pursuant to this Section 8.1(e) is made by Parent to the Company within ten (10) Business Days following the occurrence of the event giving rise to Parent’s right to terminate this Agreement pursuant to this Section 8.1(e);

(f) by the Company upon prior written notice to Parent in connection with the Company Board causing the Company to enter into an Alternative Acquisition Agreement to accept a Superior Proposal, if the Company and the Company Board shall have complied in all material respects with the notice, negotiation and other requirements set forth in Section 2.3(e)(i) with respect to such Superior Proposal; provided that, concurrent payment of the Termination Fee pursuant to Section 8.3 shall be a condition to the right of the Company to terminate this Agreement pursuant to this Section 8.1(f);

(g) by Parent upon prior written notice to the Company at any time prior to the Acceptance Time, if a breach of any representation or warranty in Article 4 or failure to perform any covenant or obligation contained in this Agreement on the part of the Company shall have occurred that would cause a failure of the conditions set forth in clauses “2(c),” “2(d),” and “2(e)” of Annex I to exist; provided, however, that, for purposes of this Section 8.1(g), if such a breach is curable by the Company within twenty (20) Business Days of the date Parent gives the Company notice of such breach and the Company is continuing to use commercially reasonable efforts to cure such breach, then Parent may not terminate this Agreement under this Section 8.1(g) on account of such breach unless such breach shall remain uncured upon the expiration of such twenty (20) Business Day period; provided further, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.1(g) if either Parent or Merger Sub is in breach of its obligations under this Agreement such that the Company would be entitled to terminate this Agreement pursuant to Section 8.1(h);

(h) by the Company upon prior written notice to Parent at any time prior to the Acceptance Time, if a breach in any material respect of any representation or warranty or failure to perform in any material respect any covenant or obligation contained in this Agreement on the part of Parent or Merger Sub shall have occurred, in each case if such breach or failure has had or would reasonably be expected to prevent Parent or Merger Sub from consummating the Offer, the Merger or any other Transactions; provided, however, that, for purposes of this Section 8.1(h), if such a breach is curable by Parent or Merger Sub within twenty (20) Business Days of the date the Company gives Parent written notice of such breach and Parent or Merger Sub, as the case may be, is continuing to use its commercially reasonable efforts to cure such breach, then the Company may not terminate this Agreement under this Section 8.1(h) on account of such breach unless such breach shall remain uncured upon the expiration of such twenty (20) Business Day period; provided further, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(h) if the Company is in breach of its obligations under this Agreement such that Parent would be entitled to terminate this Agreement pursuant to Section 8.1(g); or

(i) by the Company upon prior written notice to Parent (x) Merger Sub fails to commence the Offer in accordance with Section 2.1 or (y) Merger Sub fails to consummate the Offer within two (2) Business Days following the Expiration Date, and as of such Expiration Date all the other conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the time Merger Sub consummates the Offer, but subject to such conditions being able to be satisfied); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(i) shall not be available to the Company if the Company is in breach of any representation, warranty, covenant or agreement set forth in this Agreement that has been the cause of, or resulted in, Merger Sub’s failure to commence the Offer in accordance with the terms of this Agreement; provided further, however, the right to terminate this Agreement pursuant to clause (x) of this Section 8.1(i) shall not be available to the Company if it fails to send such notice within ten (10) Business Days of becoming aware of the right to do so.

Section 8.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect without liability of any party (or any representative of such party) to each other party hereto; provided, however, that: (a) this Section 8.2, Article 1 and the applicable definitions elsewhere in this Agreement, the last sentence of Section 6.4, Section 8.3 and Article 9 shall survive the termination of this Agreement and shall remain in full force and effect; and (b) the termination of this Agreement shall not relieve any party from any liabilities or damages arising out of its knowing or intentional breach of any provision of this Agreement or any other agreement delivered in connection herewith or any fraud, subject only, with respect to any such liabilities of the Company, to Section 8.3(b) and Section 8.3(c). Without limiting the generality of the foregoing, Parent and Merger Sub acknowledge and agree that any failure of Parent or Merger Sub to satisfy its obligation to accept for payment or pay for Company Common Stock or the Company Compensatory Awards following satisfaction of the Offer Conditions, and any failure of Parent to cause the Merger to be effected following satisfaction of the conditions set forth in Article 7, will be deemed to constitute an intentional and material breach of a covenant of this Agreement. The parties’ rights and remedies under the Confidentiality Agreement shall not be affected by a termination of this Agreement.

Section 8.3. Expenses; Termination Fee.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Offer, the Merger and the other Transactions shall be paid by the party incurring such expenses, whether or not the Offer and Merger are consummated.

(b) If: (i) (A) this Agreement is validly terminated by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(d), (B) following the date hereof and prior to the time of the termination of this Agreement, an Acquisition Proposal shall have been publicly announced, made or delivered to the Company and (C) the Company consummates an Acquisition Proposal (with all references to 20% in the definition of Acquisition Proposal being treated as 50% for purposes of this clause “(i)”) (whether or not the same Acquisition Proposal) within twelve (12) months after such termination or the Company enters into a definitive agreement within twelve (12) months after such termination to effect an Acquisition Proposal (whether or not the same Acquisition Proposal); (ii) this Agreement is terminated by Parent pursuant to Section 8.1(e); (iii) this Agreement is terminated by the Company pursuant to Section 8.1(f), or (iv) if the Company willfully or materially breaches its obligations under Section 6.2, then in the case of each of clauses “(i)” through “(iv),” the Company shall pay or cause to be paid to Parent, in cash at the time specified in the next sentence, a termination fee in the amount of $5,580,000 (the “Termination Fee”). Any Termination Fee shall be paid: (x) in the case of clause “(i)” of the preceding sentence of this Section 8.1(b), upon the earlier of entry into the agreement for, or the consummation of the transactions contemplated by such Acquisition Proposal, (y) in the case of clause “(ii)” of the preceding sentence of this Section 8.1(b), within two (2) Business Days following termination of this Agreement and (z) in the case of clause “(iii)” of the preceding sentence of this Section 8.1(b), concurrently with a termination of this Agreement under Section 8.1(f) (or no later than on the next Business Day if such termination occurs on a day that is not a Business Day).

Any Termination Fee due under this Section 8.3(b) shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. For the avoidance of doubt, the Termination Fee shall be payable only once and not in duplication even though the Termination Fee may be payable under one or more provisions hereof. In the event that Parent shall become entitled to payment of the Termination Fee, the receipt of the Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Offer and the Merger (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates for damages or any equitable relief arising out of or in connection with this Agreement, any of the transactions or any matters forming the basis for such termination. Each of the parties acknowledges that the agreements contained in this Section 8.3 are an integral part of the Transactions and that the Termination Fee is not a penalty, but rather is a reasonable amount that shall compensate Parent and Merger Sub in the circumstances in which such payment is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

(c) The Company and Parent acknowledge and agree that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the Company and Parent would not enter into this Agreement. In the event that the Company shall fail to pay the Termination Fee when due, Parent shall be entitled to receive interest on such unpaid Termination Fee, commencing on the date that the Termination Fee became due, at a rate equal to the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of the actual number of days elapsed, compounded monthly) and in the event Parent or Merger Sub commences a suit that results in a judgment against the Company for the Termination Fee (or portion thereof), the Company shall pay Parent its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees and expenses) in connection with such suit.

ARTICLE 9

MISCELLANEOUS PROVISIONS

Section 9.1. Amendment. Any provision of this Agreement may be amended, modified, supplemented or waived prior to the Effective Time if, but only if, such amendment, modification, supplement or waiver is in writing and is signed, in the case of an amendment, modification or supplement by each party to this Agreement (or their respective boards of directors, if required) or, in the case of a waiver, by each party against whom the waiver is to be effective (or its board of directors, if required); provided, however, that following the Acceptance Time, this Agreement may not be amended, modified or supplemented.

Section 9.2. Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 9.3. No Survival of Representations and Warranties. None of the representations and warranties of the Company contained in this Agreement, or contained in any certificate, schedule or document delivered pursuant to this Agreement or in connection with any of the Transactions, shall survive the Acceptance Time.

Section 9.4. Entire Agreement. This Agreement, the other agreements referred to herein and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. Without limiting the generality of the foregoing:

(a) Parent and Merger Sub acknowledge and agree that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 4 (including the Company Disclosure Schedule), that they are not relying and have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 4 (including the Company Disclosure Schedule), and that no employee, agent, advisor or other representative of the Company has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement; (b) without limiting the foregoing, Parent and Merger Sub acknowledge and agree that neither the Company nor any of its representatives has made any representation or warranty, whether express or implied, as to the accuracy or completeness of any information regarding the Company or its Affiliates furnished or made available to Parent or Merger Sub and its representatives except as expressly set forth in this Agreement, and neither the Company nor any other Person shall be subject to any liability to Parent or Merger Sub or any other Person resulting from the Company’s making available to Parent or Merger Sub or Parent’s or Merger Sub’s use of such information, or any information, documents or material made available to Parent or Merger Sub in any due diligence materials provided to Parent or Merger Sub, including in the “data room,” management presentations (formal or informal) or in any other form in connection with the Transactions; (c) without limiting the foregoing, Parent and Merger Sub acknowledge and agree that the Company has not made and is not making any representations or warranties whatsoever regarding any forecasts, projections, estimates or budgets discussed with, delivered to or made available to Parent, or otherwise regarding the future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the future business and operations of the Company; and (d) the Company acknowledges and agrees that Parent and Merger Sub have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 5, that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 5, and that no representative of Parent or Merger Sub has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement.

Section 9.5. Applicable Law; Jurisdiction. This agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. Each of the parties hereto (a) consents to and submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, an appropriate state or federal court sitting in Wilmington, Delaware (the “Delaware Courts”) in any action or proceeding arising out of or relating to this Agreement or any of the Transactions, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) shall not bring any action or proceeding arising out of or relating to this Agreement or any of the Transactions in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. Service of any process in connection with any such proceeding may be made by any permitted notice method under Section 9.7, in addition to any method allowed by Law.

Section 9.6. Assignability; Parties in Interest. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective successors and assigns. This Agreement shall not be assignable by any party without the express written consent of the other parties hereto, and any attempt to make any such assignment without such consent shall be null and void. Except for the provisions of Article 2 (which, from and after the Acceptance Time, shall be for the benefit of Persons that are holders of Company Common Stock who have tendered pursuant to the Offer (and not validly withdrawn) Company Common Stock), Article 3 (which, from and after the Effective Time, shall be for the benefit of Persons who are holders of the Company Common Stock immediately prior to the Effective Time) and Section 6.9 (which, from and after the Acceptance Time shall be for the benefit of the Indemnified Parties), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto, any right, benefit or remedy of any nature; provided, however, that the Company shall be entitled and have the right to pursue and recover damages in the event of any breach by Parent or Merger Sub of this Agreement or in the event of fraud, which right is hereby acknowledged and agreed to by Parent and Merger Sub.

Section 9.7. Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date delivered or sent if delivered in person or sent by email or facsimile transmission (provided confirmation of facsimile transmission is obtained), (b) on the fifth (5th) Business Day after dispatch by registered or certified mail or (c) on the next Business Day if transmitted by nationally recognized overnight courier, in each case as follows:

if to Parent, Merger Sub or the Surviving Corporation, to:

Catalent Pharma Solutions, Inc.

14 Schoolhouse Road

Somerset, NJ 08873

Attn: General Counsel

Facsimile: (732) 537-6491

Email: gencouns@catalent.com

with a copy to (which shall not constitute notice) to:

Duane Morris LLP

30 South 17th Street

Philadelphia, PA 19103

Attention: Hersh Kozlov

                  Richard A. Silfen

Facsimile: (856) 874-4361

E-mail:      hkozlov@duanemorris.com

                  rasilfen@duanemorris.com

if to the Company, (prior to the Merger), to:

Juniper Pharmaceuticals, Inc.

33 Arch Street

Suite 3110

Boston, Massachusetts 02110

Attention: President

Facsimile: +44 (0) 115 871 8889

with a copy to (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Stuart M. Cable

                  Michael H. Bison

Facsimile: (617) 523-1231

E-mail:      scable@goodwinlaw.com

                  mbison@goodwinlaw.com

Section 9.8. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Section 9.9. Counterparts. This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.10. Obligation of Parent. Parent shall cause Merger Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub in accordance with the terms of this Agreement, the Offer, the Merger, and the other Transactions. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Merger Sub of each of the covenants, obligations and undertakings required to be performed by Merger Sub under this Agreement and the Transactions, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Merger Sub shall also be deemed to be a breach or default of Parent, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Merger Sub in the first instance. As applicable, references in this Section 9.10 to “Merger Sub” shall also include the Surviving Corporation following the Effective Time.

Section 9.11. Disclosure. Nothing contained in this Agreement shall be deemed to limit the ability of the Company or the Company Board to make any public disclosure if the Company Board (or a committee thereof) determines in good faith (after consultation with the Company’s outside legal counsel) that failure to do so would constitute either (a) a breach by the Company Board of its fiduciary duties to the holders of Company Common Stock or (b) a violation of any Legal Requirement.

Section 9.12. Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as expressly provided in the following sentence. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement). The parties hereto further agree that (i) by seeking the remedies provided for in this Section 9.12, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.12 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.12 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.12 prior or as a condition to exercising any termination right under Article 8 (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.12 or anything set forth in this Section 9.12 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 8 or pursue any other remedies under this Agreement that may be available at any time.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.13. Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The word “or” is not exclusive.

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement.

(e) All references in this Agreement to “$” are intended to refer to U.S. dollars.

(f) Any reference to a statute or regulation shall be deemed to be a reference to such statute or regulation as in effect from time to time, including any successor thereto.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

JUNIPER PHARMACEUTICALS, INC. a Delaware corporation

By:	/s/ Alicia Secor
Name: Alicia Secor
Title: President and Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

CATALENT PHARMA SOLUTIONS, INC. a Delaware corporation

By:	/s/ John Chiminski
	Name:	John Chiminski
	Title:	Chief Executive Officer

CATALENT BOSTON, INC. a Delaware corporation

By:	/s/ Steven L. Fasman
	Name:	Steven L. Fasman
	Title:	Senior Vice President and General Counsel

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

ANNEX I

CONDITIONS OF THE OFFER

Capitalized terms used in this Annex I and not otherwise defined herein will have the meanings assigned to them in the Agreement and Plan of Merger to which it is attached (the “Agreement”).

(1) Notwithstanding any other term or provision of the Offer or the Agreement, Merger Sub shall not be obligated to irrevocably accept for payment or, subject to the rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to purchase or return the tendered Company Common Stock promptly after termination or withdrawal of the Offer), purchase any Company Common Stock validly tendered (and not validly withdrawn prior to the Expiration Date) pursuant to the Offer (and not theretofore accepted for payment or paid for), unless (i) there shall have been validly tendered and not validly withdrawn prior to the Expiration Date that number of shares of Company Common Stock that, considered together with all other shares of Company Common Stock (if any) beneficially owned by Parent and its Affiliates (excluding any shares of Company Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been received), represent one more than 50% of the sum of (x) the total number of shares of Company Common Stock outstanding at the time of the expiration of the Offer, plus (y) the aggregate number of shares of Company Common Stock then issuable to holders of Company Options from which the Company has received notices of exercise prior to the expiration of the Offer (and as to which such shares have not yet been issued to such exercising holders of Company Options), it being understood that Company Compensatory Awards cancelled in accordance with Section 3.7 shall not be included in such calculation (such condition, the “Minimum Condition”) and (ii) the waiting period (and any extension thereof) applicable to the consummation of the Offer and the Merger under the HSR Act or other applicable Antitrust Laws shall have expired or been terminated.

(2) In addition and notwithstanding any other provisions of the Offer, but subject to the terms and conditions set forth in the Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, irrevocably accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, purchase any shares of Company Common Stock validly tendered (and not validly withdrawn prior to the Expiration Date) pursuant to the Offer (and not theretofore accepted for payment if at any time on or after the date of the commencement of the Offer and prior to the Expiration Date, any of the following events shall occur and be continuing at the Expiration Date:

(a) the Agreement shall have been terminated in accordance with its terms;

(b) any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law that is in effect and restrains, enjoins or otherwise prohibits consummation of the Offer, the Merger or the other Transactions;

A-1

(c) (i) except as provided in clauses (ii) and (iii) below, the representations and warranties of the Company set forth in the Agreement shall not have been true and correct (in each case, disregarding all qualifications and exceptions contained therein regarding materiality or Company Material Adverse Effect or similar standard or qualification) as of the date of the Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not have been true and correct as of such earlier date), except where the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect; (ii) the representations and warranties of the Company set forth in Section 4.1(a) (Due Organization), Section 4.5 (Absence of Changes), Section 4.17 (Authority; Binding Nature of Agreement), Section 4.21 (Opinion of Financial Advisor) and Section 4.22 (Brokers) shall not have been true and correct in all material respects as of the date of the Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not have been true and correct in all material respects as of such earlier date); and (iii) the representations and warranties of the Company set forth in Section 4.3(a) (Capitalization) shall not have been true and correct as of the date of the Agreement and as of the Expiration Date as though made on and as of such date and time, except for de minimis inaccuracies;

(d) the Company shall not have performed or complied in all material respects with the obligations or covenants required to be performed by it under the Agreement and such failure to perform or comply shall not have been cured prior to the Expiration Date;

(e) the Company shall not have delivered to Parent, dated as of the Expiration Date, a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in the foregoing clauses (2)(c) and (2)(d) have been satisfied as of immediately prior to the Expiration Date; or

(g) since the date of the Agreement, there shall have occurred and be continuing any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be waived by Parent and Merger Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Merger Sub; provided that the Minimum Condition may be waived by Parent and Merger Sub only with the prior written consent of the Company, which may be granted or withheld in the Company’s sole discretion. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted in whole or in part at any time and from time to time.

A-2

Exhibit A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

JUNIPER PHARMACEUTICALS, INC.

FIRST: The name of the corporation is Juniper Pharmaceuticals, Inc.

SECOND: The address of the corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of the corporation’s registered agent at such address is Corporation Service Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH: The total number of shares of stock which the corporation is authorized to issue is 1,000 shares of common stock, having a par value of $0.01 per share.

FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the by-laws of the corporation.

SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend, and repeal the by-laws.

SEVENTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

EIGHTH: The corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner from time to time prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

NINTH: The Corporation expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.

* * * * *

Exhibit B

JUNIPER PHARMACEUTICALS, INC.

BYLAWS

(ADOPTED                     , 2018)

ARTICLE I - STOCKHOLDERS

Section 1. Annual Meeting.

An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors shall fix.

Section 2. Special Meetings.

Special meetings of the stockholders, for any purpose or purposes prescribed in the notice of the meeting, may be called by the Board of Directors or the chief executive officer and shall be held at such place, on such date, and at such time as they or he or she shall fix.

Section 3. Notice of Meetings.

Notice of the place, if any, date, and time of all meetings of the stockholders, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given, not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the Delaware General Corporation Law or the Certificate of Incorporation of the Corporation).

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, shall be given to each stockholder in conformity herewith. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and, except as otherwise required by law, shall not be more than 60 nor less than 10 days before the date of such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Section 4. Quorum.

At any meeting of the stockholders, the holders of a majority of the voting power of all of the shares of stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law. Where a separate vote by a class or classes or series is required, a majority of the voting power of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.

If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, if any, date, or time.

Section 5. Organization.

Such person as the Board of Directors may have designated or, in the absence of such a person, the Chief Executive Officer of the Corporation or, in his or her absence, such person as may be chosen by the holders of a majority of the voting power of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairman of the meeting. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chairman of the meeting appoints.

Section 6. Conduct of Business.

The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

Section 7. Proxies and Voting.

At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

The Corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. Every vote taken by ballots shall be counted by an inspector or inspectors appointed by the chairman of the meeting.

All elections shall be determined by a plurality of the votes cast, and except as otherwise required by law, all other matters shall be determined by a majority of the votes cast affirmatively or negatively.

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Section 8. Stock List.

The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of stockholders entitled to vote at any meeting of stockholders, provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date, arranged in alphabetical order and showing the address of each such stockholder and the number of shares registered in his or her name. Such list shall be open to the examination of any stockholder for a period of at least 10 days prior to the meeting in the manner provided by law.

A stock list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law. This list shall presumptively determine (a) the identity of the stockholders entitled to examine such stock list and to vote at the meeting and (b) the number of shares held by each of them.

Section 9. Consent of Stockholders in Lieu of Meeting.

Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested.

No written consent shall be effective to take the corporate action referred to therein unless written consents signed by a sufficient number of holders to take action are delivered to the Corporation in the manner prescribed in the first paragraph of this Section within 60 days of the first date on which a written consent is so delivered to the Corporation. A telegram, cablegram, facsimile, e-mail, or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written and signed for the purposes of this Section to the extent permitted by law. Any such consent shall be delivered in accordance with Section 228(d)(1) of the Delaware General Corporation Law.

Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

ARTICLE II - BOARD OF DIRECTORS

Section 1. Number and Term of Office.

The number of directors who shall constitute the whole Board of Directors shall be such number as the Board of Directors shall from time to time have designated, except that in the absence of any such designation, such number shall be three (3). Each director shall serve until his or her successor is elected and qualified, except as otherwise provided herein or required by law.

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Whenever the authorized number of directors is increased between annual meetings of the stockholders, a majority of the directors then in office shall have the power to elect such new directors for the balance of a term and until their successors are elected and qualified. Any decrease in the authorized number of directors shall not become effective until the expiration of the term of the directors then in office unless, at the time of such decrease, there shall be vacancies on the board which are being eliminated by the decrease.

Section 2. Vacancies.

If the office of any director becomes vacant by reason of death, resignation, disqualification, removal or other cause, a majority of the directors remaining in office, although less than a quorum, may elect a successor for the unexpired term and until his or her successor is elected and qualified.

Section 3. Regular Meetings.

Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.

Section 4. Special Meetings.

Special meetings of the Board of Directors may be called by one-third of the directors then in office (rounded up to the nearest whole number) or by the Chief Executive Officer and shall be held at such place, on such date, and at such time as they or he or she shall fix. Notice of the place, date, and time of each such special meeting shall be given to each director by whom it is not waived by mailing written notice not less than five days before the meeting or by telegraphing or telexing or by facsimile or electronic transmission of the same not less than 24 hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 5. Quorum.

At any meeting of the Board of Directors, a majority of the total number of the whole Board of Directors shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof.

Section 6. Participation in Meetings by Conference Telephone.

Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board of Directors or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

Section 7. Conduct of Business.

At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board of Directors may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided herein or required by law. Action may be taken by the Board of Directors without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

- 4 -	Juniper Pharmaceuticals, Inc. Bylaws , 2018

Section 8. Compensation of Directors.

Directors, as such, may receive, pursuant to resolution of the Board of Directors, fixed fees and other compensation for their services as directors, including, without limitation, their services as members of committees of the Board of Directors.

ARTICLE III - COMMITTEES

Section 1. Committees of the Board of Directors.

The Board of Directors may from time to time designate committees of the Board of Directors, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board of Directors and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

Section 2. Conduct of Business.

Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. Adequate provision shall be made for notice to members of all meetings; one-third of the members shall constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

ARTICLE IV - OFFICERS

Section 1. Generally.

The officers of the Corporation shall consist of a Chief Executive Officer, a Chief Financial Officer, one or more Vice Presidents, a Secretary, a Treasurer and such other officers as may from time to time be appointed by the Board of Directors. Officers shall be elected by the Board of Directors, which shall consider that subject at its first meeting after every annual meeting of stockholders. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any number of offices may be held by the same person.

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Section 2. Chief Executive Officer.

The Chief Executive Officer, who shall also be the President, shall be the chief executive officer of the Corporation. Subject to the provisions of these Bylaws and to the direction of the Board of Directors, he or she shall have the responsibility for the general management and control of the business and affairs of the Corporation and shall perform all duties and have all powers which are commonly incident to the office of chief executive or which are delegated to him or her by the Board of Directors. He or she shall have power to sign all stock certificates, contracts and other instruments of the Corporation which are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation.

Section 3. Chief Financial Officer.

The Chief Financial Officer shall be the principal financial officer of the Corporation and shall be in charge of, and have control over, all financial, accounting, and tax matters regarding the Corporation. The Chief Financial Officer shall have such powers and duties as may be delegated to him or her by the Board of Directors or the Chief Executive Officer.

Section 4. Vice President.

Each Vice President shall have such powers and duties as may be delegated to him or her by the Board of Directors or the Chief Executive Officer. One Vice President shall be designated by the Board of Directors to perform the duties and exercise the powers of the Chief Executive Officer in the event of the Chief Executive Officer’s absence or disability.

Section 5. Treasurer.

The Treasurer shall have the responsibility for maintaining the financial records of the Corporation. He or she shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions and of the financial condition of the Corporation. The Treasurer shall also perform such other duties as the Board of Directors may from time to time prescribe.

Section 6. Secretary.

The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the stockholders and the Board of Directors. He or she shall have charge of the corporate books and shall perform such other duties as the Board of Directors may from time to time prescribe.

Section 7. Assistant Treasurers and Assistant Secretaries.

Each Assistant Treasurer and each Assistant Secretary, if any are elected, shall be vested with all the powers and shall perform all the duties of the Treasurer and Secretary, respectively, in the absence or disability of such officer, unless or until the Board of Directors or the Chief Executive Officer shall otherwise determine. In addition, Assistant Treasurers and Assistant Secretaries shall have such powers and shall perform such duties as shall be assigned to them by the Board of Directors, the Chief Executive Officer, the Treasurer (in the case of Assistant Treasurers) or the Secretary (in the case of Assistant Secretaries).

Section 8 Delegation of Authority.

The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof. An officer may delegate his or her powers or duties to any other officers or agents, notwithstanding any provision hereof.

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Section 9. Removal.

Any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

Section 10. Action with Respect to Securities of Other Corporations.

Unless otherwise directed by the Board of Directors, the Chief Executive Officer or any officer of the Corporation authorized by the Chief Executive Officer shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

ARTICLE V - STOCK

Section 1. Certificates of Stock.

Each holder of stock represented by certificates shall be entitled to a certificate signed by, or in the name of the Corporation by any two authorized officers of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be by facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue.

Section 2. Transfers of Stock.

Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation. Except where a certificate is issued in accordance with Section 4 of Article V of these Bylaws, an outstanding certificate, if one has been issued, for the number of shares involved shall be surrendered for cancellation before a new certificate, if any, is issued therefor.

Section 3. Record Date.

In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may, except as otherwise required by law, fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 3 at the adjourned meeting.

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In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

In order that the Corporation may determine the stockholders entitled to consent to corporate action without a meeting, (including by telegram, cablegram or other electronic transmission as permitted by law), the Board of Directors may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall be not more than ten days after the date upon which the resolution fixing the record date is adopted. If no record date has been fixed by the Board of Directors and no prior action by the Board of Directors is required by the Delaware General Corporation Law, the record date shall be the first date on which a consent setting forth the action taken or proposed to be taken is delivered to the Corporation in the manner prescribed by Article I, Section 9 hereof. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by the Delaware General Corporation Law with respect to the proposed action by consent of the stockholders without a meeting, the record date for determining stockholders entitled to consent to corporate action without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

Section 4. Lost, Stolen or Destroyed Certificates.

In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to such regulations as the Board of Directors may establish concerning proof of such loss, theft or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

Section 5. Regulations.

The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.

ARTICLE VI - NOTICES

Section 1. Notices.

If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the Delaware General Corporation Law.

Section 2. Waivers.

A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver.

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ARTICLE VII - MISCELLANEOUS

Section 1. Facsimile Signatures.

In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

Section 2. Corporate Seal.

The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 3. Reliance upon Books, Reports and Records.

Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 4. Fiscal Year.

The fiscal year of the Corporation shall end June 30 or as otherwise fixed by the Board of Directors.

Section 5. Time Periods.

In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

ARTICLE VIII - INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1. Right to Indemnification.

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee, or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the

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Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this ARTICLE VIII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

Section 2. Right to Advancement of Expenses.

In addition to the right to indemnification conferred in Section 1 of this ARTICLE VIII, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise.

Section 3. Right of Indemnitee to Bring Suit.

If a claim under Section 1 or 2 of this ARTICLE VIII is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an

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advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this ARTICLE VIII or otherwise shall be on the Corporation.

Section 4. Non-Exclusivity of Rights.

The rights to indemnification and to the advancement of expenses conferred in this ARTICLE VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 5. Insurance.

The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Section 6. Indemnification of Employees and Agents of the Corporation.

The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Section 7. Nature of Rights.

The rights conferred upon indemnitees in this ARTICLE VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this ARTICLE VIII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

ARTICLE IX - AMENDMENTS

These Bylaws may be amended or repealed by the Board of Directors at any meeting or by the stockholders at any meeting.

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